UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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eBay Inc.

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eBay Inc.

2145 Hamilton Avenue

San Jose, California 95125

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 28, 2011

To the Stockholders of eBay Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, will be held on Thursday, April 28, 2011, at 8:00 a.m. Pacific time at Town Square, 2161 North First Street, San Jose, California 95131 for the following purposes:

1. To vote on the election of Fred D. Anderson, Edward W. Barnholt, Scott D. Cook, and John J. Donahoe as directors, to hold office until our 2014 Annual Meeting of Stockholders.

2. To hold an advisory vote on compensation of our named executive officers.

3. To hold an advisory vote on the frequency of the advisory vote on compensation of our named executive officers.

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2011.

5. To consider a stockholder proposal regarding supermajority stockholder voting standards.

6. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 17, 2011 as the record date for identifying those stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

Michael R. Jacobson

Secretary

San Jose, California

March 21, 2011

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to submit your proxy or voting instructions as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Internet and telephone voting are available. For specific instructions on voting, please refer to the instructions on the proxy card or voting instruction form.

2011 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

eBay Inc.

2145 Hamilton Avenue

San Jose, California 95125

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND

OUR 2011 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	eBay’s Board of Directors, or the Board, is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at eBay’s 2011 Annual Meeting of Stockholders, or the Annual Meeting, which will take place on April 28, 2011. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. This proxy statement and the accompanying proxy card are being mailed on or about March 25, 2011 in connection with the solicitation of proxies on behalf of the Board.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. eBay’s 2010 Annual Report, which includes eBay’s audited consolidated financial statements, is also enclosed with this proxy statement.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are five proposals scheduled to be voted on at the Annual Meeting:

•	the election as directors of the four nominees named in this proxy statement to serve for a three-year term (Proposal 1);

•	an advisory vote on compensation of our named executive officers (Proposal 2);

•	an advisory vote on the frequency of the advisory vote on compensation of our named executive officers (Proposal 3);

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2011 (Proposal 4); and

•	a stockholder proposal regarding supermajority stockholder voting standards (Proposal 5).

At the time this proxy statement was mailed, our management and the Board were not aware of any other matters to be presented at the Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement, nor have we received notice of any matter by the deadline prescribed by SEC Rule 14a-4(c).

Q:	What are eBay’s Board’s voting recommendations?

A:	eBay’s Board recommends that you vote your shares as follows:

“FOR” each of the four nominees to the Board named in this proxy statement (Proposal 1);

“FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2);

“FOR” the approval, on an advisory basis, of an annual advisory vote on compensation of our named executive officers (Proposal 3);

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2011 (Proposal 4); and

“AGAINST” the stockholder proposal regarding supermajority stockholder voting standards (Proposal 5).

Q:	How many shares are entitled to vote?

A:	Each share of eBay’s common stock outstanding as of the close of business on March 17, 2011, the record date, is entitled to one vote at the Annual Meeting. At the close of business on March 17, 2011, 1,297,568,498 shares of common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date of March 17, 2011, and you are entitled to cast one vote per share of common stock held by you on the record date. These shares include shares that are (1) held of record directly in your name, including shares purchased through eBay’s equity incentive plans, and (2) held for you as the beneficial owner through a stockbroker, bank, or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of eBay hold their shares beneficially through a broker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

•	Shares held of record

If your shares are registered directly in your name with eBay’s transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by eBay. As a stockholder of record, you have the right to grant your voting proxy directly to eBay or to vote in person at the Annual Meeting. eBay has enclosed a proxy card for you to use. You may also submit voting instructions via the Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

•	Shares owned beneficially

If your shares are held in a stock brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account, and you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request and receive a valid proxy from your broker, bank, or other nominee. Your broker, bank, or other nominee has enclosed a voting instruction form for you to use to direct the broker, bank, or other nominee regarding how to vote your shares. Many brokers or banks also offer voting via the Internet or by telephone. Please refer to the voting instruction form you received from your broker, bank, or other nominee for instructions on the voting methods they offer.

Q:	Can I attend the Annual Meeting?

A:

You are invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of March 17, 2011. If you are a stockholder of record, you must bring proof of identification. If you hold your shares through a broker, bank, or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction form provided by your broker or a copy of a brokerage statement showing your share ownership as of March 17, 2011. Whether or not you attend the Annual Meeting, the event will be made available via webcast on eBay Inc.’s investor relations site at http://investor.ebayinc.com, and the webcast will be archived for a period of 90 days following the date of the Annual Meeting.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the Annual Meeting, eBay recommends that you submit a proxy with respect to the voting of your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name through a brokerage account or by a broker, bank, or other nominee may be voted in person by you only if you obtain a valid proxy from your broker, bank, or other nominee giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by proxy or submit a voting instruction form without attending the Annual Meeting. If you hold your shares directly as the stockholder of record, you may submit your proxy via the Internet, by telephone, or by completing and mailing your proxy card in the enclosed pre-paid envelope. If you hold your shares beneficially in street name, your broker or bank may offer voting via the Internet or by telephone or you may mail your voting instruction form in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	Can I change my vote or revoke my proxy?

A:	If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

•	filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125);

•	submitting a new proxy at a later date via the Internet, by telephone, or by mail to our Corporate Secretary at our principal executive office; or

•	attending the Annual Meeting and voting in person (attendance at the Annual Meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain from the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

For the advisory vote on compensation of our named executive officers, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors, and the stockholder proposal regarding supermajority stockholder voting standards, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of these proposals. If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

For the advisory vote regarding the frequency of the advisory vote on compensation of our named executive officers, you may vote “EVERY YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS,” or “ABSTAIN”. If you elect to abstain from voting on this proposal, the abstention will not have any effect on the advisory vote.

If you sign and return your proxy card or voting instruction form without giving specific voting instructions, your shares will be voted as recommended by our Board. If you are a beneficial holder and do not return a voting instruction form, your broker may only vote on the ratification of the appointment of PricewaterhouseCoopers LLP.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What is the voting requirement to approve each of the proposals?

A:	In an uncontested election of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares of common stock present in person or represented by proxy and entitled to vote. A “majority of votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes (see “What are broker non-votes and what effect do they have on the proposals?” below).

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required to approve each of the following proposals: the advisory vote on compensation of our named executive officers, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors, and the stockholder proposal regarding supermajority stockholder voting standards.

For the advisory vote regarding the frequency of the advisory vote on compensation of our named executive officers, the frequency receiving the greatest number of votes — every one year, every two years, or every three years — will be the frequency approved by our stockholders.

Because your votes on the compensation of our named executive officers and the frequency of the advisory vote on compensation of our named executive officers are advisory, they will not be binding on the company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding compensation of our named executive officers and how often to submit the advisory vote on compensation of our named executive officers to our stockholders.

Q:	What happens if a nominee who is duly nominated does not receive the required majority vote?

A:	Each current director who is standing for re-election at the Annual Meeting has tendered an irrevocable resignation from the Board that will become effective if the Corporate Governance and Nominating

Committee or another committee of the Board determines to accept such resignation after the director fails to receive the required majority vote. This determination will be made within 90 days of the Annual Meeting and will be publicly reported promptly after it is made.

Q:	What are broker non-votes and what effect do they have on the proposals?

A:	Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors (Proposal 4), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our directors (Proposal 1), the advisory vote on compensation of our named executive officers (Proposal 2), the advisory vote on the frequency of the advisory vote on compensation of our named executive officers (Proposal 3), and the stockholder proposal regarding supermajority stockholder voting standards (Proposal 5).

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker, bank, or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Based on recent regulatory changes, your broker, bank or other nominee is no longer able to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker, bank, or other nominee how to vote in the election of directors, no votes will be cast on your behalf.

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Q:	What does it mean if I receive more than one proxy card or voting instruction form?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy card and voting instruction form you receive to ensure that all of your shares are voted.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an additional Form 8-K with the SEC to disclose the final voting results. Additionally, we will announce our determination with respect to the frequency of the advisory vote on compensation of our named executive officers on a Form 8-K filed with the SEC within 150 days after the date of our Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	eBay will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. eBay will provide copies of these proxy materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. eBay has retained the services of D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. D.F. King may solicit proxies by personal interview, mail, telephone, facsimile, email, or otherwise. eBay expects that it will pay D.F. King its customary fee, estimated to be approximately $12,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, eBay may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitations may also be made by personal interview, mail, telephone, facsimile, email, or otherwise by directors, officers, and other employees of eBay, but eBay will not additionally compensate its directors, officers, or other employees for these services.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings. In order for a stockholder proposal to be considered for inclusion in the proxy materials for our 2012 Annual Meeting of Stockholders, your proposal must be received by our Corporate Secretary no later than November 26, 2011. A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy statement and proxy, but will otherwise be considered at the 2012 Annual Meeting of Stockholders so long as it is submitted to our Corporate Secretary no earlier than December 30, 2011 and no later than January 29, 2012. We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Our Bylaws were filed with the Securities and Exchange Commission, or SEC, on Form 8-K on October 5, 2010, and can be viewed by visiting our investor relations website at http://investor.ebayinc.com/sec.cfm. You may also obtain a copy by writing to our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125).

Q:	How can I get electronic access to the Proxy Statement and Annual Report?

A:	This proxy statement and our 2010 Annual Report may be viewed online on our investor relations website at http://investor.ebayinc.com/annuals.cfm. You can also elect to receive an email that will provide an electronic link to future annual reports and proxy statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting our investor relations website at http://investor.ebayinc.com/annuals.cfm. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact eBay Investor Relations and tell us otherwise. You may visit our investor relations website at http://investor.ebayinc.com or contact eBay Investor Relations by mail at 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:

To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you reside at such an address and wish to receive a separate copy of the proxy materials, including our annual report, you may contact eBay Investor Relations at the website, address, or phone number in the previous paragraph. You may also contact eBay Investor Relations if you would like to receive separate proxy materials in the future or if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.

Q:	How can I obtain an additional proxy card or voting instruction form?

A:	If you lose, misplace, or otherwise need to obtain a proxy card or voting instruction form and:

•	you are a stockholder of record, contact eBay Investor Relations by mail at 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229; or

•	you are the beneficial owner of shares held indirectly through a broker, bank, or other nominee, contact your account representative at that organization.

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of the Board. Except for Mr. Donahoe, none of our Board members is an employee of eBay. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board committee meetings.

The Board has adopted Governance Guidelines for the Board of Directors, which we refer to as our Corporate Governance Guidelines, that, along with the charters of the principal Board committees and our Code of Business Conduct and Ethics, which we refer to as our Code of Conduct, provide the framework for the governance of the company. A complete copy of our Corporate Governance Guidelines, the charters of our principal Board committees, and our Code of Conduct may be found on our investor relations website at http://investor.ebayinc.com/governance.cfm. Information contained on our website is not part of this proxy statement. The Board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected in the same location on our website.

OUR CORPORATE GOVERNANCE PRACTICES

We believe that open, effective, and accountable corporate governance practices are key to our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, the Board has adopted a set of Corporate Governance Guidelines to set a framework within which the Board will conduct its business. The Corporate Governance Guidelines can be found on our website at http://investor.ebayinc.com/governance.cfm and are summarized below along with certain other of our governance practices.

Committee Responsibilities. Board committees help the Board run effectively and efficiently, but do not replace the oversight of the Board as a whole. There are currently three principal Board committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee meets regularly and has a written charter that has been approved by the Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee since the last Board meeting. Each committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Independence. The rules of the Nasdaq Global Select Market require listed companies to have a board of directors with at least a majority of independent directors. These rules have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the company, or is a partner in, or a controlling stockholder or executive officer of, an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test requires our Board to affirmatively determine that a director does not have a relationship that would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities. On an annual basis, each member of our Board is required to complete a questionnaire designed to provide information to assist the Board in determining whether the director is independent under the listing standards of the Nasdaq Global Select Market and our Corporate Governance Guidelines. Our Board has adopted guidelines setting forth certain categories of transactions, relationships, and arrangements that it has deemed immaterial for purposes of making its determination regarding a director’s independence, and does not consider any such transactions, relationships, and arrangements in making its subjective determination.

Our Board has determined that each of the following directors is independent under the listing standards of the Nasdaq Global Select Market: Mr. Anderson, Mr. Andreessen, Mr. Barnholt, Mr. Cook, Mr. Ford, Ms. Lepore, Mr. Moffett, Mr. Schlosberg, and Mr. Tierney. In making this assessment, the Board considered the transactions, relationships, and arrangements described under the heading “Certain Transactions with Directors and Officers” below.

The Board limits membership on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee to independent directors. Our Corporate Governance Guidelines require any director who has previously been determined to be independent to inform the Chairman of the Board and our Corporate Secretary of any change in circumstance that may cause his or her status as an independent director to change.

Leadership Structure, Lead Independent Director, and Role in Risk Oversight. In accordance with our Bylaws, our Board elects our Chairman and our Chief Executive Officer, or CEO. Our Corporate Governance Guidelines require that the roles of Chairman and CEO be held by separate individuals. Mr. Omidyar currently serves as our Chairman. The Board believes that the separation of the offices of the Chairman and CEO is appropriate as it aids in the Board’s oversight of management and it allows our CEO to focus primarily on his management responsibilities.

Our independent directors have also designated a lead independent director. The lead independent director chairs and may call formal closed sessions of the independent directors, leads Board meetings in the absence of the Chairman, and leads the annual Board self-assessment. In addition, the lead independent director, together with the chair of the Corporate Governance and Nominating Committee, conducts interviews to confirm the continued qualification and willingness to serve of each director whose term is expiring at an annual meeting prior to the time at which directors are nominated for re-election. Mr. Barnholt is currently the lead independent director, having been reappointed to a two-year term in April 2010, and his two-year term will expire following our 2012 Annual Meeting.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks, and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the Board is ultimately responsible for risk oversight at eBay, the Board has delegated to the Audit Committee the primary responsibility for the oversight of risks facing us. The Audit Committee’s charter provides that it will discuss our major financial risk exposures and the steps we have taken to monitor and control such exposures. The Audit Committee reviews with our Senior Vice President, Legal Affairs & General Counsel significant legal, compliance, and regulatory matters that could have a material impact on our financial statements or our business, including material notices to or inquiries received from governmental agencies.

Our Vice President, Chief Audit Executive and Enterprise Risk Management, or CAE, is responsible for our internal audit function and our risk governance framework, which includes risk assessment, monitoring, and reporting. The CAE reports directly to the Audit Committee, and the Audit Committee reviews and evaluates the CAE’s appointment, compensation, and performance and provides the CAE with direct access to the Audit Committee. The CAE facilitates the Audit Committee’s review and approval of the internal audit plan and provides regular reporting on audit activities. In addition, through consultation with management, the CAE periodically assesses the major risks facing eBay and coordinates with the executives responsible for such risks through the risk governance process. The CAE periodically reviews with the Audit Committee the major risks facing eBay and the steps management has taken to monitor and mitigate those risks. The executive responsible for managing a particular risk may also report to the Audit Committee on how the risk is being managed and mitigated.

In addition to the general oversight responsibility that has been delegated to the Audit Committee, other committees review the risks within their areas of responsibility and expertise. For example, the Compensation Committee reviews the risks associated with our compensation policies and practices and our succession planning process and the Corporate Governance and Nominating Committee reviews the risks associated with our overall corporate governance.

Risk Assessment of Compensation Policies and Practices. We have assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the company. This analysis was presented to both the Audit Committee and the Compensation Committee, which agreed with this conclusion.

Stockholder Communication. Stockholders may communicate with the Board or individual directors care of the Corporate Secretary, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125. The Corporate Governance and Nominating Committee has delegated responsibility for initial review of stockholder communications to our Corporate Secretary. In accordance with the committee’s instructions, our Corporate Secretary will summarize all correspondence and make it available to each member of the Board. In addition, the Corporate Secretary will forward copies of all stockholder correspondence to each member of the Corporate Governance and Nominating Committee, except for communications that are (1) advertisements or promotional communications, (2) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues, or (3) clearly unrelated to our business, industry, management, or Board or committee matters.

Attendance at Annual Meetings. Absent exigent circumstances, all directors are expected to attend eBay’s annual meeting of stockholders. Except for Messrs. Andreessen and Omidyar, all of our directors serving on our Board at the time of our last annual meeting of stockholders, which was held in April 2010, attended that meeting.

Formal Closed Sessions. As part of each regularly scheduled Board meeting, the outside directors have the opportunity to meet without our management or the other directors. The lead independent director leads the discussions.

Board Compensation. Board compensation is determined by the Compensation Committee. Since 2003, Board compensation has consisted of a mixture of equity compensation and cash compensation. Board compensation is reviewed annually by the Compensation Committee. A more detailed description of current Board compensation can be found under the heading “Compensation of Directors” below.

Stock Ownership Guidelines. In September 2004, our Board adopted stock ownership guidelines to better align the interests of our directors and executive officers with the interests of our stockholders and further promote our commitment to sound corporate governance. Under these guidelines, our executive officers are required to achieve ownership of eBay common stock valued at three times their annual base salary (five times in the case of our CEO). The guidelines provide that the required ownership level for each executive officer is recalculated whenever an executive officer changes pay grade or as of January 1 of the year on or after the third anniversary of the last revision of the guidelines. Until an executive officer achieves the required level of ownership, he or she is required to retain 25% of the after-tax net shares received as the result of the exercise of eBay stock options or the vesting of restricted stock or restricted stock units. Directors are required to achieve ownership of eBay common stock valued at three times the amount of the annual retainer paid to directors within three years of joining the Board, or in the case of directors serving at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. A more detailed summary of our stock ownership guidelines can be found on our website at http://investor.ebayinc.com/governance.cfm. Other than the ownership guidelines described above, we do not have a policy regarding the length of time executives or directors have to hold their stock after exercise or vesting. The ownership levels of our executive officers and directors as of March 17, 2011 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.

Outside Advisors. The Board and each of its principal committees may retain outside advisors of their choosing at the company’s expense. The Board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either the Board’s or management’s consent to retain outside advisors.

Conflicts of Interest. We expect our directors, executive officers, and other employees to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon the good judgment, ethical standards, and personal integrity of each director, executive officer, and other employee. In order to better protect us and our stockholders, we regularly review our Code of Conduct and related policies to ensure that they provide clear guidance to our directors, executive officers, and other employees.

Transparency. We believe it is important that stockholders understand our governance practices. In order to help ensure the transparency of our practices, we have posted information regarding our corporate governance policies and practices on our website at http://investor.ebayinc.com/governance.cfm.

Board Effectiveness and Director Performance Reviews. It is important that the Board and its committees are performing effectively and in the best interest of the company and its stockholders. The Board performs an annual self-assessment, led by the lead independent director, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The lead independent director then follows up on this feedback and takes such further action with directors receiving comments and other directors as he or she deems appropriate.

Succession Planning. The Board recognizes the importance of effective executive leadership to eBay’s success. We conduct an annual review process that includes succession plans for our senior leadership positions. These succession plans are reviewed and approved by our CEO, and details on these succession plans, including potential successors for members of our executive staff (including the CEO), are presented to the Board. In addition, the Board reviews and updates our CEO succession plan, which includes formal criteria for the CEO position used to evaluate potential successors and addresses the possibility of an emergency situation. In conducting this review, the Board considers, among other factors, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations.

Auditor Independence. We have taken a number of steps to ensure continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, and we limit the use of our auditors for non-audit services. The fees for services provided by our auditors in 2010 and 2009 and our policy on pre-approval of non-audit services are described under “Proposal 4 — Ratification of Appointment of Independent Auditors” below.

Corporate Hotline. We have established a corporate hotline (operated by a third party) to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, or (where legally permissible) other matters of concern.

BOARD COMMITTEES AND MEETINGS

During 2010, our Board held five meetings, and each Board member attended at least 75% of the aggregate of all of our Board meetings and committee meetings for committees on which such director served. The Board has three principal committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.

Audit Committee

Our Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Our Audit Committee consists of Mr. Anderson, Ms. Lepore, Mr. Moffett, and Mr. Schlosberg, each of whom is independent in accordance with the rules and regulations of the Nasdaq Global Select Market and the SEC. Mr. Anderson is the chairman of the committee. The Audit Committee met 10 times during 2010. The primary responsibilities of the Audit Committee are to meet with our independent auditors to review the results of the annual audit and to discuss our financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in our financial statements, our internal control over financial reporting, and management’s report with respect to internal control over financial reporting. Additionally, the Audit Committee meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q, recommends to the Board the independent auditors to be retained by us, oversees the independence of the independent auditors, evaluates the independent auditors’ performance, reviews and approves the fees of the independent auditors, and receives and considers the independent auditors’ comments as to controls, adequacy of staff, and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs. The Audit Committee approves the compensation of our Vice President of Internal Audit and Risk Management, who meets with the committee regularly without other members of management present.

The Audit Committee also prepares the Audit Committee Report for inclusion in our proxy statement, approves audit and non-audit services provided to us by our independent auditors, considers conflicts of interest and reviews all transactions with related persons involving executive officers or Board members that are reasonably expected to exceed specified thresholds, and meets with our General Counsel to discuss legal matters that could have a material impact on our financial statements or our compliance policies and with other members of management to discuss other areas of risk to the company. Our Board has determined that Mr. Anderson is an “audit committee financial expert” as defined by the SEC. You can view our Audit Committee Charter on the corporate governance section of our investor relations website at http://investor.ebayinc.com/governance.cfm.

Compensation Committee

Our Compensation Committee consists of Mr. Barnholt, Mr. Ford, and Mr. Tierney. Mr. Barnholt is the chairman of the committee. The committee met eight times during 2010. Mr. Bourguignon was a member of the committee until his term as a director expired at the conclusion of our 2010 Annual Meeting of Stockholders held on April 29, 2010. The Compensation Committee reviews and approves all compensation programs applicable to directors and executive officers, the overall strategy for employee compensation, and the compensation of our CEO and our other executive officers. The committee also reviews the Compensation Discussion and Analysis contained in our proxy statement and prepares the Compensation Committee Report for inclusion in our proxy statement. All members of our Compensation Committee are independent under the listing standards of the Nasdaq Global Select Market. The Compensation Committee Charter permits the committee to, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. You can view our Compensation Committee Charter on the corporate governance section of our investor relations website at http://investor.ebayinc.com/governance.cfm.

A more detailed description of the role of the committee, including the role of executive officers and consultants in compensation decisions, can be found under “Compensation Discussion and Analysis — Role of the Compensation Committee” and “— Role of Executive Officers and Consultants in Compensation Decisions” below.

Compensation Committee Interlocks and Insider Participation. All members of the Compensation Committee during 2010 were independent directors, and no member was an employee or former employee of eBay. No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated by the SEC. During 2010, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or Board.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of Mr. Cook, Ms. Lepore, Mr. Schlosberg, and Mr. Tierney. Mr. Tierney is the chairman of the committee. The committee met four times during 2010. All members of our Corporate Governance and Nominating Committee are independent under the listing standards of the Nasdaq Global Select Market. The Corporate Governance and Nominating Committee makes recommendations to the Board as to the appropriate size of the Board or any Board committee, reviews the qualifications of candidates for the Board, and makes recommendations to the Board on potential Board members (whether as a result of vacancies, including any vacancy created by an increase in the size of the Board, or as part of the annual election cycle). The committee considers nominee recommendations from a variety of sources, including nominees recommended by stockholders. The committee has from time to time retained an executive search firm to help facilitate the screening and interview process of director nominees. The committee has not established specific minimum age, education, experience, or skill requirements for potential members, but, in general, expects that qualified candidates will have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems, and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. The committee considers each candidate’s character, integrity, judgment, skills, background, experience of particular relevance to the company, ability to work well with others, and time available to devote to Board activities, among other factors. The committee also considers the interplay of a candidate’s background and expertise with that of other Board members, and the extent to which a candidate may be a desirable addition to any committee of the Board. The committee also values diversity as a factor in selecting nominees to serve on the Board. Although the committee does not have a specific policy on diversity, the committee considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise.

In addition to recommending director candidates, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management, reviews correspondence received from stockholders, and reviews on an annual basis our Corporate Governance Guidelines. Stockholders wishing to submit recommendations or director nominations for our 2012 Annual Meeting of Stockholders should submit their proposals to the Corporate Governance and Nominating Committee in care of our Corporate Secretary in accordance with the time limitations, procedures, and requirements described under the heading “May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?” in the section entitled “Questions and Answers about the Proxy Materials and Our 2011 Annual Meeting” above. You can view our Corporate Governance and Nominating Committee Charter on the corporate governance section of our investor relations website at http://investor.ebayinc.com/governance.cfm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of March 17, 2011 by (i) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all executive officers and directors as a group. Unless otherwise indicated below, the address for each of our executive officers and directors is c/o eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
Pierre M. Omidyar(2)	143,321,408	11.1%
FMR LLC(3)	112,853,022	8.7%
Janus Capital Management LLC(4)	67,224,398	5.2%
John J. Donahoe(5)	2,968,680	*
Robert H. Swan(6)	1,483,320	*
Scott Thompson(7)	1,440,869	*
Lorrie M. Norrington(8)	417,995	*
Elizabeth L. Axelrod(9)	1,285,282	*
Mark T. Carges(10)	247,245	*
Fred D. Anderson(11)	99,736	*
Marc L. Andreessen(11)	17,281	*
Edward W. Barnholt(11)	68,236	*
Scott D. Cook(12)	436,742	*
William C. Ford, Jr.(13)	174,586	*
Dawn G. Lepore(14)	173,736	*
David M. Moffett(11)	24,049	*
Richard T. Schlosberg, III(15)	99,736	*
Thomas J. Tierney(16)	147,736	*
All directors and executive officers as a group (18 persons)(17)	153,908,133	11.8%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 17, 2011 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 1,297,568,498 shares of common stock outstanding as of March 17, 2011.

(2)	Mr. Omidyar is our founder and Chairman of the Board. Includes 100,000 shares held by his spouse as to which he disclaims beneficial ownership, and 10,110,280 shares that Mr. Omidyar has pledged as security.

(3)	The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. This information is based solely upon a Schedule 13G filed by FMR LLC on February 14, 2011.

(4)	The address for Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206. This information is based solely upon a Schedule 13G filed by Janus Capital Management LLC on February 14, 2011.

(5)	Mr. Donahoe is our President and CEO. Includes 2,736,386 shares Mr. Donahoe has the right to acquire pursuant to outstanding options exercisable within 60 days of March 17, 2011.

(6)	Mr. Swan is our Senior Vice President, Finance and Chief Financial Officer. Includes 1,224,599 shares Mr. Swan has the right to acquire pursuant to outstanding options exercisable within 60 days of March 17, 2011.

(7)	Mr. Thompson is our President, PayPal. Includes 1,256,654 shares Mr. Thompson has the right to acquire pursuant to outstanding options exercisable within 60 days of March 17, 2011.

(8)	Ms. Norrington is our former President, eBay Marketplaces. Includes 413,356 shares Ms. Norrington has the right to acquire pursuant to outstanding options exercisable within 60 days of March 17, 2011.

(9)	Ms. Axelrod is our Senior Vice President, Human Resources. Includes 1,134,216 shares Ms. Axelrod has the right to acquire pursuant to outstanding options exercisable within 60 days of March 17, 2011.

(10)	Mr. Carges is our Chief Technology Officer and Senior Vice President, Global Products, Marketplaces. Includes 200,061 shares Mr. Carges has the right to acquire pursuant to outstanding options exercisable within 60 days of March 17, 2011.

(11)	Includes, in the case of Mr. Anderson, 93,736 shares Mr. Anderson has the right to acquire pursuant to outstanding options exercisable within 60 days of March 17, 2011; in the case of Mr. Andreessen, 11,881 shares Mr. Andreessen has the right to acquire pursuant to outstanding options exercisable within 60 days of March 17, 2011; in the case of Mr. Barnholt, 63,736 shares Mr. Barnholt has the right to acquire pursuant to outstanding options exercisable within 60 days of March 17, 2011; and in the case of Mr. Moffett, 19,049 shares Mr. Moffett has the right to acquire pursuant to outstanding options exercisable within 60 days of March 17, 2011.

(12)	Includes 273,736 shares Mr. Cook has the right to acquire pursuant to outstanding options exercisable within 60 days of March 17, 2011. The address for Mr. Cook is c/o Intuit Inc., 2535 Garcia Avenue, Mountain View, California 94043.

(13)	Includes 850 shares held in various trusts for Mr. Ford’s children and where Mr. Ford serves as trustee. Mr. Ford disclaims beneficial ownership of these shares. Includes 48,736 shares Mr. Ford has the right to acquire pursuant to outstanding options exercisable within 60 days of March 17, 2011. The address for Mr. Ford is c/o Ford Motor Company, One American Road, Dearborn, Michigan 48126.

(14)	Includes 153,736 shares Ms. Lepore has the right to acquire pursuant to outstanding options exercisable within 60 days of March 17, 2011. The address for Ms. Lepore is c/o drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004.

(15)	Includes 93,736 shares Mr. Schlosberg has the right to acquire pursuant to outstanding options exercisable within 60 days of March 17, 2011. The address for Mr. Schlosberg is c/o Bank of San Antonio, 800 E. Sonterra Blvd., Suite 140, San Antonio, Texas 78257.

(16)	Includes 143,736 shares Mr. Tierney has the right to acquire pursuant to outstanding options exercisable within 60 days of March 17, 2011. The address for Mr. Tierney is c/o The Bridgespan Group, 535 Boylston Street, 10th Floor, Boston, Massachusetts 02116.

(17)	Includes 8,939,332 shares subject to options exercisable within 60 days of March 17, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

We believe that during the fiscal year ended December 31, 2010, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

In making this statement, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS

The Audit Committee is charged with reviewing reports relating to compliance program activities and the oversight of the Code of Conduct as applied to the Company’s directors and executive officers. The Audit Committee also reviews and approves all transactions with related persons that are required to be disclosed in this section of our proxy statement. The charter of our Audit Committee and our Code of Conduct may be found on our investor relations website at http://investor.ebayinc.com/governance.cfm.

Our Board has adopted a written policy for the review of related person transactions. For purposes of the policy, a related person transaction includes transactions in which (1) the amount involved is more than $120,000 in any consecutive twelve-month period, (2) eBay is a participant, and (3) any related person has a direct or indirect material interest. The policy defines a “related person” to include directors, nominees for director, executive officers, holders of more than 5% of eBay’s outstanding common stock and their respective immediate family members. Pursuant to the policy, all related person transactions must be approved by the Audit Committee or, in the event of an inadvertent failure to bring the transaction to the Audit Committee for pre-approval, ratified by the Audit Committee. In the event that a member of the Audit Committee has an interest in a related person transaction, the transaction must be approved or ratified by the disinterested members of the Audit Committee. In deciding whether to approve or ratify a related person transaction, the Audit Committee will consider the following factors:

•	whether the terms of the transaction are (1) fair to eBay and (2) at least as favorable to eBay as would apply if the transaction did not involve a related person;

•	whether there are demonstrable business reasons for eBay to enter into the transaction;

•	whether the transaction would impair the independence of an outside director under eBay’s director independence standards; and

•

whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the committee deems relevant.

On November 19, 2009, eBay, eBay International AG, a company organized under the laws of Switzerland and a wholly owned subsidiary of eBay, and Sonorit Holding, AS, a Norwegian company and a wholly owned subsidiary of eBay, or Sonorit, completed the sale of the share capital of Skype Luxembourg Holdings S.à r.l., Skype Inc. and Sonorit, or collectively with their respective subsidiaries, the Skype Companies, to Springboard Group S.à r.l. (now Skype Global S.à r.l.), or the Buyer, an entity organized and owned by an investor group led by Silver Lake and including Joltid Limited and certain of its affiliated parties, the Canada Pension Plan Investment Board and the Andreessen Horowitz Fund I, L.P., or the Andreessen Horowitz Fund. Mr. Andreessen, a member of our Board, is a general partner of the Andreessen Horowitz Fund, which owns less than 5% of the Buyer.

The consideration received by us at the closing of the sale of the Skype Companies, which was determined based upon arm’s-length negotiations between the parties, consisted of (1) approximately $1.9 billion in cash, (2) a subordinated note issued by a subsidiary of the Buyer in the principal amount of $125 million, and (3) an equity stake in the outstanding capital stock of the Buyer (now approximately 30%). In November 2009, eBay also purchased senior debt securities with a face value of $50 million as part of a Skype debt financing. In March 2010, the Buyer fully repaid the subordinated note and the senior debt securities, and we reinvested approximately $91.4 million in new senior debt securities issued by Skype.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with eBay.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws provide for the Board to be divided into three classes, with each class having a three-year term. The first class currently consists of four directors, the second class currently consists of four directors and the third class currently consists of three directors. The term of office for the first class expires at our upcoming Annual Meeting, the term of office for the second class expires at our 2012 Annual Meeting, and the term of office for the third class expires at our 2013 Annual Meeting. A director who is elected to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

Our Board is presently composed of 11 members, nine of whom are currently independent directors within the meaning of the listing standards of the Nasdaq Global Select Market. The four nominees standing for election at the Annual Meeting are from the first class of directors, whose term of office expires at the upcoming Annual Meeting. These four nominees are all currently members of the Board and have been previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until our 2014 Annual Meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

Majority Vote Standard for Election of Directors; Director Resignation Policy. Our Bylaws require that each director be elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections such as this one (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). In a contested election, the standard for election of directors would be the affirmative vote of a plurality of the votes cast by the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A contested election is one in which the Board has determined that the number of nominees exceeds the number of directors to be elected at the meeting and has not rescinded this determination by the date that is at least 20 days prior to the date of the meeting as initially announced.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified, or until his or her earlier resignation or removal pursuant to our Bylaws. In accordance with our Corporate Governance Guidelines, our Board expects each incumbent director who is nominated for re-election to resign, in accordance with the procedure set forth in our Bylaws, from the Board if he or she fails to receive the required number of votes for re-election in accordance with our Bylaws. Our Corporate Governance Guidelines provide that, in considering whether to nominate any incumbent director for re-election, the Board will take into account whether the director has tendered an irrevocable resignation that will be effective upon the Board’s acceptance of such resignation in the event the director fails to receive the required vote to be re-elected. In the case of a proposed nominee who is not an incumbent director, the Board will take into account whether the individual has agreed to tender such a resignation prior to being nominated for re-election. If a nominee who is an incumbent director does not receive the required vote for re-election, the Corporate Governance and Nominating Committee or another committee of the Board will decide whether to accept or reject such director’s resignation (if the director has tendered such a resignation), or whether to take other action, within 90 days after the date of the certification of the election results (subject to an additional 90-day period in certain circumstances). In reaching its decision, the committee will review factors it deems relevant, which may include any stated reasons for “AGAINST” votes, whether the underlying cause or causes of the “AGAINST” votes are curable, criteria considered by the committee in evaluating potential candidates for the Board, the length of service of the director, the size and holding period of such director’s stock ownership in the company, and the director’s contributions to the company. The committee’s decision will be publicly disclosed in a filing with the SEC. If a nominee who was not already serving as a director fails to receive the required votes to be elected at the annual meeting, he or she will not become a member of the Board. Each director nominee is currently serving on the Board and has submitted an irrevocable resignation of the type described above.

Set forth below is biographical information for each of the nominees as well as for each director whose term of office will continue after the upcoming Annual Meeting.

Director Qualifications. All of our directors have high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We believe all of our directors are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to the affairs of eBay. In addition to these attributes, in each individual’s biography set forth below, we have highlighted specific experience, qualifications, and skills that led the Board to conclude that each individual should continue to serve as a director of eBay.

Review of Classified Board Structure. As part of the Corporate Governance and Nominating Committee’s review of corporate governance policies and practices, the Committee has recommended, and the Board has decided to conduct, a full review of declassifying the Board and moving to annual elections of all directors. This review is expected to be completed by July 2011.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT OUR 2014 ANNUAL MEETING

Fred D. Anderson

Fred D. Anderson, age 66, has served as a director of eBay since July 2003. Mr. Anderson has been a Managing Director of Elevation Partners, a private equity firm focused on the media and entertainment industry, since July 2004. From March 1996 to June 2004, Mr. Anderson served as Executive Vice President and Chief Financial Officer of Apple Inc., a manufacturer of personal computers and related software. Prior to joining Apple, Mr. Anderson was Corporate Vice President and Chief Financial Officer of Automatic Data Processing, Inc., an electronic transaction processing firm, from August 1992 to March 1996. On April 24, 2007, the SEC filed a complaint against Mr. Anderson and another former officer of Apple. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple, including himself, was proper. Simultaneously with the filing of the complaint, Mr. Anderson settled with the SEC, neither admitting nor denying the allegations in the complaint. In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Section 16(a) of the Exchange Act and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B), and 14(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, and 14a-9 thereunder. He also agreed to disgorge approximately $3.5 million in profits and interest from the option he received and to pay a civil penalty of $150,000. Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies. Mr. Anderson also served on the Board of Directors of Apple Inc. from June 2004 to June 2006, E.Piphany, Inc. from May 2003 to September 2005 and Palm, Inc. from September 2007 to July 2010. Mr. Anderson currently serves on the Board of Directors of Move, Inc. Mr. Anderson holds a B.A. degree from Whittier College and an M.B.A. degree from the University of California, Los Angeles.

Experience, Qualifications and Skills:

The Board concluded that Mr. Anderson should continue to serve as a director of eBay in part due to his extensive financial management expertise as a former Chief Financial Officer of two global public companies, which is relevant to eBay’s overall business, and due to his continued involvement with mergers and acquisitions and with technology firms through his experience at Elevation Partners. This expertise has also led the Board to determine that he is an “audit committee financial expert” as defined by the SEC.

Edward W. Barnholt

Edward W. Barnholt, age 67, has served as a director of eBay since April 2005. Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, Inc., a measurement company, from May 1999 until March 2005. He also served on the Board of Directors of Agilent from May 1999 to March 2005 and served as Chairman of the Board of Directors from November 2002 until March 2005. Before being named Agilent’s Chief Executive Officer, from 1998 to 1999 Mr. Barnholt served as Executive Vice President and General Manager of the Measurement Organization of Hewlett-Packard Company, an international information technology company. From 1990 to 1998, he served as General Manager of Hewlett-Packard Company’s Test and Measurement Organization. He was elected a Senior Vice President of Hewlett-Packard Company in 1993 and an Executive Vice President in 1996. Mr. Barnholt currently serves as the Non-Executive Chairman of the Board of Directors of KLA-Tencor Corporation, a member of the Board of Directors of Adobe Systems Incorporated, and a member of the Board of Trustees of the David and Lucile Packard Foundation. Mr. Barnholt holds a B.S. and an M.S. degree in Electrical Engineering from Stanford University.

Experience, Qualifications and Skills:

The Board concluded that Mr. Barnholt should continue to serve as a director of eBay in part due to his experience as a former Chairman of a large global technology company and his extensive global management, operational, and industry expertise as a former Chief Executive Officer and Executive Vice President of relatively large global technology companies, which are relevant given that eBay is a global technology company.

Scott D. Cook

Scott D. Cook, age 58, has served as a director of eBay since June 1998. Mr. Cook is the founder of Intuit Inc., a maker of business and financial management technology solutions, including Quickbooks, Quicken and TurboTax. Mr. Cook has been a director of Intuit since March 1984 and is currently Chairman of the Executive Committee of the Board of Directors of Intuit. From March 1993 to July 1998, Mr. Cook served as Chairman of the Board of Directors of Intuit. From March 1984 to April 1994, Mr. Cook served as President and Chief Executive Officer of Intuit. Mr. Cook also serves on the Board of Directors of The Procter & Gamble Company, The Asia Foundation and The Intuit Scholarship Foundation. Mr. Cook holds a B.A. degree in Economics and Mathematics from the University of Southern California and an M.B.A. degree from the Harvard Business School.

Experience, Qualifications and Skills:

The Board concluded that Mr. Cook should continue to serve as a director of eBay in part due to his extensive knowledge of eBay having been a director since 1998, which brings historic knowledge and continuity to the Board, and his operational and industry expertise obtained from his experience as Chairman of the Executive Committee and as a former Chief Executive Officer of a major global consumer-facing technology company and a technologist, which is relevant given that eBay is a global consumer-focused technology company.

John J. Donahoe

John J. Donahoe, age 50, serves eBay as its President and Chief Executive Officer. He has served as eBay’s President and Chief Executive Officer since March 2008, and as a director of eBay since January 2008. In connection with Mr. Norrington’s resignation as President of eBay Marketplaces in September 2010, Mr. Donahoe was appointed as President of eBay Marketplaces on an interim basis until a successor for Ms. Norrington is named. From January 2008 to March 2008, Mr. Donahoe served as CEO-designate of eBay. From March 2005 to January 2008, Mr. Donahoe served as President, eBay Marketplaces. From January 2000 to

February 2005, Mr. Donahoe served as Worldwide Managing Director for Bain & Company, a global business consulting firm. Mr. Donahoe serves on the Board of Trustees for Dartmouth College and on the Board of Directors of Intel Corporation. Mr. Donahoe holds a B.A. in Economics from Dartmouth College and an M.B.A. degree from the Stanford Graduate School of Business.

Experience, Qualifications and Skills:

The Board concluded that Mr. Donahoe should continue to serve as a director of eBay in part due to his role as eBay’s President and Chief Executive Officer and his knowledge of the day-to-day operations of eBay obtained as a result of that role, as well as his extensive previous managerial experience as Worldwide Managing Director of a global strategic consulting company, which is relevant to eBay’s overall business.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2012 ANNUAL MEETING

Marc L. Andreessen

Marc L. Andreessen, age 39, has served as a director of eBay since September 2008. Mr. Andreessen is Co-Founder and General Partner of Andreessen Horowitz, a venture capital firm formed in 2009. Andreessen Horowitz primarily invests in private high-technology companies in Silicon Valley and around the world. Mr. Andreessen is also Co-Founder and Chairman of the Board of Directors of Ning Inc., an online platform for people to create their own social networks founded in late 2004. From September 1999 to July 2007, Mr. Andreessen co-founded and served as the Chairman of the Board of Directors of Opsware, Inc. (formerly known as Loudcloud Inc.), a software company. From March 1999 to September 1999, Mr. Andreessen served as Chief Technology Officer of America Online, Inc., a media company and provider of Internet services. From April 1994 to March 1999, Mr. Andreessen was a Co-Founder of Netscape Communications Corporation, a software company, serving in various positions, including Chief Technology Officer and Executive Vice President of Products. Mr. Andreessen also served on the Board of Directors of Blue Coat Systems from 1999 to September 2005. Mr. Andreessen currently serves on the Board of Directors of Hewlett-Packard Company, Facebook Inc., Skype Global S.à r.l., Stanford Hospital, and several smaller private companies. Mr. Andreessen holds a B.S. degree in Computer Science from the University of Illinois at Urbana-Champaign.

Experience, Qualifications and Skills:

The Board concluded that Mr. Andreessen should continue to serve as a director of eBay in part due to his extensive experience as an Internet entrepreneur and a technologist, which is relevant given that eBay is a global Internet-driven company and has a continuing need to innovate.

William C. Ford, Jr.

William C. Ford, Jr., age 53, has served as a director of eBay since July 2005. Mr. Ford has served as Executive Chairman of the Board of Directors of Ford Motor Company, a company that manufactures and distributes automobiles, since September 2006 and has served as Chairman of the Board of Directors of Ford since January 1999. Mr. Ford also serves as Chairman of Ford’s Finance Committee and as a member of Ford’s Environmental and Public Policy Committee. From October 2001 to September 2006, Mr. Ford was Ford’s Chief Executive Officer. Mr. Ford has held a number of management positions at Ford since 1979. Mr. Ford serves as Vice Chairman of The Detroit Lions, Inc., Chairman of the Detroit Economic Club and Board Member of Business Leaders for Michigan. Mr. Ford holds a B.A. degree from Princeton University and a M.S. degree in Management from the Massachusetts Institute of Technology.

Experience, Qualifications and Skills:

The Board concluded that Mr. Ford should continue to serve as a director of eBay in part due to his experience as Executive Chairman and as a former Chief Executive Officer of a global consumer-facing company and his extensive managerial expertise, which are relevant to eBay’s overall business.

Dawn G. Lepore

Dawn G. Lepore, age 57, has served as a director of eBay since December 1999. Ms. Lepore has served as Chief Executive Officer and Chairman of the Board of drugstore.com, inc., a leading online provider of health, beauty, vision, and pharmacy solutions, since October 2004. From August 2003 to October 2004, Ms. Lepore served as Vice Chairman of Technology, Active Trader, Operations, Business Strategy, and Administration for the Charles Schwab Corporation and Charles Schwab & Co, Inc., a financial holding company. Prior to this appointment, she held various positions with the Charles Schwab Corporation including: Vice Chairman of Technology, Operations, Business Strategy, and Administration from May 2003 to August 2003; Vice Chairman of Technology, Operations, and Administration from March 2002 to May 2003; Vice Chairman of Technology and Administration from November 2001 to March 2002; and Vice Chairman and Chief Information Officer from July 1999 to November 2001. Ms. Lepore also serves on the Board of Directors of The New York Times Company. Ms. Lepore holds a B.A. degree from Smith College.

Experience, Qualifications and Skills:

The Board concluded that Ms. Lepore should continue to serve as a director of eBay in part due to her extensive knowledge of eBay having been a director since 1999, which brings historic knowledge and continuity to the Board, and her operational and industry expertise as the Chief Executive Officer of an online consumer-facing retail company and her extensive expertise managing complex global information technology systems, which are relevant given that eBay is a global Internet-driven company.

Pierre M. Omidyar

Pierre M. Omidyar, age 43, founded eBay as a sole proprietorship in September 1995. He has been a director and Chairman of the Board since eBay’s incorporation in May 1996. Mr. Omidyar served as eBay’s Chief Executive Officer, Chief Financial Officer, and President from inception to February 1998, November 1997, and August 1996, respectively. Prior to founding eBay, Mr. Omidyar was a developer services engineer at General Magic, a mobile communications platform company, from December 1994 to July 1996. Mr. Omidyar co-founded Ink Development Corp. (later renamed eShop), in May 1991 and served as a software engineer there from May 1991 to September 1994. Prior to co-founding Ink, Mr. Omidyar was a developer for Claris, a subsidiary of Apple Inc., and for other Macintosh-oriented software development companies. Mr. Omidyar is currently the Chief Executive Officer and publisher of Peer News LLC and Founding Partner and Chairman of the Board of Omidyar Network, a philanthropic investment firm committed to creating opportunity for individuals to improve their lives. He also serves on the Board of Trustees of Omidyar-Tufts Microfinance Fund, the Punahou School, and the Roshan Cultural Heritage Institute. Mr. Omidyar holds a B.S. degree in Computer Science from Tufts University.

Experience, Qualifications and Skills:

The Board concluded that Mr. Omidyar should continue to serve as a director of eBay in part due to the fact that he is eBay’s founder, which brings historic knowledge and continuity to the Board, and its largest stockholder, as well as his extensive experience as an entrepreneur and a technologist, both of which are relevant given eBay is a technology-driven company with a continuing need to innovate.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2013 ANNUAL MEETING

David M. Moffett

David M. Moffett, age 59, has served as a director of eBay since July 2007. Mr. Moffett served as Chief Executive Officer of Federal Home Loan Mortgage Corp. (Freddie Mac), a government controlled and sponsored mortgage company, from September 2008 to March 2009, and as a director of Freddie Mac from December 2008 to March 2009. Mr. Moffett has more than 30 years of strategic finance, risk management, and operational experience in banking and payment processing. He joined Star Banc Corporation, a bank holding company, in 1993 as Chief Financial Officer and played integral roles as Star Banc Corporation acquired Firstar Corporation in 1998, which then acquired U.S. Bancorp in February 2001, retaining the U.S. Bancorp name. Prior to 1993, Mr. Moffett held executive level positions at some of the nation’s leading financial services companies, including Bank of America Corporation, a national financial institution, and Security Pacific Corp., a provider of banking and financial services. Mr. Moffett also served on the Board of Directors of MBIA Inc. from May 2007 to September 2008, The E.W. Scripps Company from May 2007 to November 2008 and Building Materials Holding Corp from May 2006 to November 2008. Mr. Moffett also serves on the Board of Directors of CIT Group Inc. and as a Trustee for the University of Oklahoma Foundation. Mr. Moffett holds a B.S. degree in Economics from the University of Oklahoma and an M.B.A. degree from Southern Methodist University.

Experience, Qualifications and Skills:

The Board concluded that Mr. Moffett should continue to serve as a director of eBay in part due to his extensive experience in the payments business as a result of his involvement with the development of U.S. Bancorp’s global expansion of its merchant processing business and his extensive global financial management and regulatory expertise as a former Chief Executive Officer and Chief Financial Officer of financial services companies, both of which are particularly relevant to PayPal’s and Bill Me Later’s businesses.

Richard T. Schlosberg, III

Richard T. Schlosberg, III, age 66, has served as a director of eBay since March 2004. From May 1999 to January 2004, Mr. Schlosberg served as President and Chief Executive Officer of the David and Lucile Packard Foundation, a private family foundation. Prior to joining the foundation, Mr. Schlosberg was Executive Vice President of The Times Mirror Company, a news and information company, and publisher and Chief Executive Officer of the Los Angeles Times, a daily newspaper. Prior to that, he served in the same role at the Denver Post, a daily newspaper. Mr. Schlosberg served on the board of directors of BEA Systems Inc., a developer of enterprise application infrastructure solutions, from April 2005 to April 2008 and currently serves on the Board of Directors as Lead Independent Director of Edison International and is also a founding Director of the U.S. Air Force Academy Endowment and a Director of the San Antonio Medical Foundation. Mr. Schlosberg is also Chairman of the Board of Directors of the Kaiser Family Foundation. Mr. Schlosberg is a graduate of the United States Air Force Academy and holds an M.B.A. degree from the Harvard Business School.

Experience, Qualifications and Skills:

The Board concluded that Mr. Schlosberg should continue to serve as a director of eBay in part due to his experience as a Chief Executive Officer in the newspaper/publishing industry, which is particularly relevant to eBay’s classifieds business, and extensive management expertise.

Thomas J. Tierney

Thomas J. Tierney, age 57, has served as a director of eBay since March 2003. Mr. Tierney is the founder of The Bridgespan Group, or Bridgespan, a non-profit consulting firm serving the non-profit sector, and has been its Chairman of the Board since late 1999. Prior to founding Bridgespan, Mr. Tierney served as Chief Executive Officer of Bain & Company, a consulting firm, from June 1992 to January 2000. Mr. Tierney holds a B.A. degree in Economics from the University of California at Davis and an M.B.A. degree with distinction from the Harvard Business School. Mr. Tierney is the co-author of Aligning the Stars, a book about organization and strategy.

Experience, Qualifications and Skills:

The Board concluded that Mr. Tierney should continue to serve as a director of eBay in part due to his extensive managerial experience as Chief Executive Officer of a global strategic consulting company, which is relevant to eBay’s overall business and the Board’s oversight of management.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As discussed in the Compensation Discussion and Analysis, the company designs its compensation programs to maintain a performance- and achievement-oriented environment throughout the company. The goals of the company’s executive compensation program are to:

•	Create stockholder value by aligning executive compensation to business objectives and performance;

•	Attract, retain, and motivate highly-qualified executives by offering market-competitive total compensation packages; and

•	Balance the focus on short- vs. longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years.

Consistent with these goals and as discussed in the Compensation Discussion and Analysis, the Compensation Committee has designed guiding principles focused on pay for performance, competitiveness of the company’s compensation programs with the company’s peer group, and cost-effective programs with limited perquisites or other personal benefits and without compensation agreements that provide expensive post-employment compensation.

In particular, payouts under our short-term cash incentive program (the eBay Incentive Program) and longer-term awards of performance-based restricted stock units depend on the company hitting pre-determined performance metrics that are set by the Compensation Committee. Failure to achieve these metrics results in no payout for the relevant performance period. The Compensation Committee selects performance measures that it believes are the best measures of the company’s success and aligned with drivers of long-term stockholder value. We also grant our executive officers stock options and time-based restricted stock units in order to align their incentives with the long-term interests of our stockholders, reward them for potential long-term contributions, and provide a total compensation opportunity commensurate with our performance and competitive norms.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table, and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the company, our Board, or our Compensation Committee. Our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY WITH WHICH THE

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD BE HELD

In addition to providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, the Dodd-Frank Act enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. Stockholders may indicate whether they would prefer an advisory vote on executive compensation every year, every two years or every three years or may abstain from voting on the proposal. While the company will continue to monitor developments in this area, the Board currently plans to seek an advisory vote on compensation of our named executive officers every year. Our Board believes that holding such a vote every year is advisable for a number of reasons, including the following:

•	an annual advisory vote would enable our stockholders to provide the company with input regarding the compensation of our named executive officers on a timely basis; and

•

an annual advisory vote on compensation of our named executive officers is consistent with our policy of seeking input from, and engaging discussion with, our stockholders on corporate governance matters and our compensation philosophy, policies and practices for our named executive officers.

The company asks that you indicate your support for the advisory vote on compensation of our named executive officers to be held annually.

Stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, you may cast your vote on your preferred voting frequency by choosing any of the following four options with respect to this proposal: “every year,” “every two years,” “every three years” or “abstain.” For the reasons discussed above, we are asking our stockholders to vote for a frequency of “every year.” The option that receives the highest number of votes cast will be determined to be the preferred frequency with which we will hold a stockholder vote to approve the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table, and the other related tables and disclosure.

The frequency with which an advisory vote on compensation of our named executive officers is advisory, and therefore not binding on the company, our Board or our Compensation Committee. Our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering the frequency with which the advisory vote on compensation of our named executive officers will be held in the future.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR A FREQUENCY OF “EVERY YEAR”

FOR FUTURE NON-BINDING STOCKHOLDER VOTES ON THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

We have appointed PricewaterhouseCoopers LLP, or PwC, as our independent auditors for the fiscal year ending December 31, 2011. We are submitting our appointment of independent auditors for ratification by the stockholders at the Annual Meeting. PwC has audited our historical consolidated financial statements for all annual periods since our incorporation in 1996. We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Our Bylaws do not require that the stockholders ratify the appointment of PwC as our independent auditors. However, we are submitting the appointment of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board and the Audit Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of eBay and our stockholders.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND

A VOTE IN FAVOR OF PROPOSAL 4.

AUDIT AND OTHER PROFESSIONAL FEES

During the fiscal years ended December 31, 2010 and December 31, 2009, fees for services provided by PwC were as follows (in thousands):

	Year Ended December 31,
	2010	2009
Audit Fees	$7,508	$8,022
Audit-Related Fees	939	1,017
Tax Fees	17	82
All Other Fees	315	40

Total	$8,779	$9,161

“Audit Fees” consist of fees incurred for services rendered for the audit of eBay’s annual financial statements, review of financial statements included in eBay’s quarterly reports on Form 10-Q, other services normally provided in connection with statutory and regulatory filings, for attestation services related to compliance with the Sarbanes-Oxley Act of 2002, and services rendered in connection with securities offerings. “Audit-Related Fees” consist of fees billed for due diligence procedures in connection with acquisitions, divestitures, and consultation regarding financial accounting and reporting matters.

For the fiscal year ended December 31, 2010, “Tax Fees” consist of transfer pricing consulting services rendered in connection the company’s cost center allocation project. For the fiscal year ended December 31, 2009, “Tax Fees” consist of fees billed for preparing tax returns and certain supporting tax work for Gmarket to facilitate the transition of Gmarket’s tax compliance work following the completion of our acquisition of Gmarket in June 2009.

For the fiscal year ended December 31, 2010, “All Other Fees” consist of fees billed for work relating to a product and pricing study related to certain Asia-Pacific markets, a merchant marketing strategy project, and a digital goods industry study. For the fiscal year ended December 31, 2009, “All Other Fees” consist of fees billed for data analysis to meet regulatory needs for our works council in Germany.

The Audit Committee has determined that the non-audit services rendered by PwC were compatible with maintaining their independence. All such non-audit services were pre-approved pursuant to the pre-approval policy set forth below.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a policy requiring the pre-approval of any non-audit engagement of PwC. In the event that we wish to engage PwC to perform accounting, technical, diligence, or other permitted services not related to the services performed by PwC as our independent registered public accounting firm, our internal finance personnel will prepare a summary of the proposed engagement, detailing the nature of the engagement, the reasons why PwC is the preferred provider of such services, and the estimated duration and cost of the engagement. The report will be provided to our Audit Committee or a designated committee member, who will evaluate whether the proposed engagement will interfere with the independence of PwC in the performance of its auditing services.

AUDIT COMMITTEE REPORT

We constitute the Audit Committee of the Board. The Audit Committee’s responsibility is to provide assistance and guidance to the Board in fulfilling its oversight responsibilities to eBay’s stockholders with respect to (1) eBay’s corporate accounting and reporting practices, (2) eBay’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, (4) the performance of eBay’s internal audit function and independent auditors, (5) the quality and integrity of eBay’s financial statements and reports, (6) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors, and (7) producing this report. The Audit Committee members are not professional accountants or auditors and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PwC, eBay’s independent auditors, are responsible for planning and carrying out an audit of eBay’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and eBay’s internal control over financial reporting, expressing an opinion on the conformity of eBay’s audited financial statements with generally accepted accounting principles as well as the effectiveness of eBay’s internal control over financial reporting, reviewing eBay’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

During 2010 and in early 2011, in connection with the preparation of eBay’s annual report on Form 10-K for the year ended December 31, 2010, and in fulfillment of our oversight responsibilities, we did the following, among other things:

•	discussed with PwC the overall scope of and plans for their audit;

•

reviewed, upon completion of the audit, the financial statements to be included in the Form 10-K and management’s report on internal control over financial reporting and discussed the financial statements and eBay’s internal control over financial reporting with management;

•

conferred with PwC and with senior management of eBay regarding the scope, adequacy, and effectiveness of internal accounting and financial reporting controls (including eBay’s internal control over financial reporting) in effect;

•	instructed PwC that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the stockholders;

•

discussed with PwC both during and after completion of their audit processes, the results of their audit, including PwC’s assessment of the quality and appropriateness, not just acceptability, of the accounting principles applied by eBay, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements as well as other matters required to be communicated under generally accepted auditing standards, including the matters required by the statement on Auditing Standards No. 61, as amended (Communication With Audit Committees); and

•

obtained from PwC, in connection with the audit, a timely report relating to eBay’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that were discussed with management, ramifications of the use of such alternative disclosures and treatments, the treatment preferred by PwC, and any material written communications between PwC and management.

The Audit Committee held 10 meetings in 2010. Throughout the year, we conferred with PwC, eBay’s internal audit team, and senior management in separate executive sessions to discuss any matters that the Audit Committee, PwC, the internal audit team, or senior management believed should be discussed privately with the Audit Committee. We have direct and private access to both the internal and external auditors of eBay.

The Audit Committee has discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (Communication With Audit Committees). The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm. We have also concluded that PwC’s provision to eBay and its affiliates of the non-audit services reflected under “Audit-Related Fees,” above is compatible with PwC’s obligation to remain independent.

We have also established procedures for the receipt, retention, and treatment of complaints received by eBay regarding accounting, internal accounting controls, or auditing matters and for the confidential anonymous submission by eBay employees of concerns regarding questionable accounting or auditing matters.

After reviewing the qualifications of the current members of the committee, and any relationships they may have with eBay that might affect their independence from eBay, the Board determined that each member of the Audit Committee meets the independence requirements of the Nasdaq Global Select Market and of Section 10A of the Exchange Act, that each member is able to read and understand fundamental financial statements, and that Mr. Anderson qualifies as an “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee Charter, as so amended, is shown on the corporate governance section of eBay’s investor relations website at http://investor.ebayinc.com/governance.cfm. Any future changes in the charter or key practices will also be reflected on the website.

Based on our reviews and discussions described above, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements in eBay’s Annual Report on Form 10-K for the year ended December 31, 2010, which eBay filed with the SEC on January 28, 2011. We have also recommended, and the Board has approved, the appointment of PwC as our independent auditors for the fiscal year ending December 31, 2011.

AUDIT COMMITTEE

Fred D. Anderson (Chairman)

Dawn G. Lepore

David M. Moffett

Richard T. Schlosberg, III

PROPOSAL 5

STOCKHOLDER PROPOSAL REGARDING SUPERMAJORITY STOCKHOLDER VOTING STANDARDS

John Chevedden, whose address is 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, is the owner of shares of the Company’s Common Stock valued at $2,000 or greater and has submitted a stockholder proposal and requested that it be included, along with Mr. Chevedden’s supporting statement, in this proxy statement. The Board accepts no responsibility for the content and accuracy of the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed verbatim below.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE AGAINST PROPOSAL 5.

Mr. Chevedden’s Proposal: 5—Adopt Simple Majority Vote

RESOLVED: Shareholders request that our board take the steps necessary so that each shareholder voting requirement impacting our company, that calls for a greater than simply majority vote, be changed to a majority vote of the votes cast for and against the proposal in compliance with laws.

Corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related with company performance. See “What Matters in Corporate Governance?” Lucien Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005).

This proposal topic won from 74% to 88% support at the following companies: Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included William Steiner, James McRitchie and Ray T. Chevedden.

If our Company were to remove required supermajority, it would be a strong statement that our Company is committed to good corporate governance and its long-term financial performance.

The merit of this Simple Majority Vote proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status.

The Corporate Library www.thecorporatelibrary.com, as an independent investment research firm rated our company “D” with “High Governance Risk,” “High Concern” in Takeover Defenses and “High Concern” in Executive Pay — $10 million for our CEO John Donahoe.

Takeover Defenses included elongated 3- year terms for directors and a 67%-vote requirement. Plus there was no shareholder right to call a special meeting or to act by written consent. There were charter and bylaw rules that would make it difficult or impossible for shareholders to enlarge our board or replace directors. We also did not have an independent Chairman of the Board.

25% of our executives’ annual cash incentive award was based on “individual performance” – a subjective measurement. Performance-based restricted stock units (representing 30% of long-term equity grants) were based on either a two-year performance period or two one-year performance periods – no way such awards could be considered long-term

The other 70% of long-term equity grants consist of stock options – our CEO John Donahoe received a mega- grant of 585,000 stock options in 2009 with a historically low exercise price of $10.50.

Fred Anderson received our highest negative votes and was allowed to chair our Audit Committee. William Ford was an ex-CEO allowed on our Executive Pay Committee and was runner-up for our highest negative votes. Marc Andreessen also served on the Hewlett-Packard board rated “D” by The Corporate Library.

Please encourage our board to respond positively to this proposal in order to initiative improved governance and performance: Adopt Simple Majority Vote- Yes on 5.

eBay’s Statement of Opposition

The Board has carefully considered the proposal submitted by Mr. Chevedden and, for the reasons set forth below, does not believe that it is in the best interests of eBay and eBay’s stockholders.

As background, we note that our Company is not generally considered to have poor governance: based on our Riskmetrics corporate governance quotient (CGQ) score as of February 2010, we outperformed 86% of S&P 500 companies and 99% percentile of companies in the software and services industry group in terms of corporate governance, and under ISS’ 2011 Governance Risk Indicators (GRId), none of our corporate governance areas (audit, board structure, compensation and stockholder rights) were viewed as “high” concerns as of February 2011. We were recently named one of the World’s Most Ethical Companies by The Ethisphere Institute. Nor has our performance been below par – our stock price increased 18.3% in 2010, substantially above the 12.8% return for the S&P 500 Index over the same period.

eBay’s certificate of incorporation does not contain any supermajority voting requirements. eBay’s bylaws contain a single supermajority voting requirement: the vote of holders of at least 66 2/3% of eBay’s outstanding stock must approve amendments to the bylaws. This single supermajority voting requirement in eBay’s bylaws, which has been in place since the Company’s initial public offering in 1998, helps to ensure that negative corporate governance changes cannot be implemented over the objection of the Board without broad stockholder support.

The Board believes this limited supermajority voting requirement safeguards the long-term interests of our stockholders and provides protection for all stockholders against the self-interest of one or several large stockholders. The Board takes seriously its fiduciary duty to act in a manner that it believes to be in the best interests of eBay and all of its stockholders. Stockholders, on the other hand, do not have a fiduciary duty to other stockholders. As a result, a single stockholder or group of stockholders acting in concert may act in their own self-interests to the detriment of other stockholders.

In addition, the “simple majority” in this proposal would be based on the number of votes cast at a meeting of stockholders, whether in person or by proxy. Under this standard, where only a “majority of the votes cast for and against” is required, a minority of stockholders could amend the Company’s bylaws and significantly alter the governance of the Company. For example, if the simple majority voting standard were adopted as proposed, and only 50.1% of the shares outstanding are voted at a stockholders’ meeting, holders of just 25.1% of our outstanding stock could approve corporate changes that could negatively impact the interests of our stockholders, such as changing quorum or voting requirements, approving corporate changes that may favor a particular stockholder group to the detriment of others or restricting the powers of the Board or a Board committee.

The supermajority voting provision in our bylaws helps to ensure that our bylaws are not amended without the consensus of a substantial majority of stockholders in favor of such action. As a result, the Board does not believe that the proposal will enhance eBay’s corporate governance or that the proposal is in the best interests of eBay and eBay’s stockholders.

FOR THE REASONS STATED ABOVE,

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE AGAINST PROPOSAL 5.

OUR EXECUTIVE OFFICERS

Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of March 17, 2011.

Name	Age	Position
John J. Donahoe	50	President and Chief Executive Officer, Interim President of eBay Marketplaces
Elizabeth L. Axelrod	48	Senior Vice President, Human Resources
Mark T. Carges	49	Chief Technology Officer and Senior Vice President, Global Products, Marketplaces
Michael R. Jacobson	56	Senior Vice President, Legal Affairs, General Counsel and Secretary
Alan L. Marks	48	Senior Vice President, Corporate Communications
Robert H. Swan	50	Senior Vice President, Finance and Chief Financial Officer
Scott Thompson	53	President, PayPal

John J. Donahoe’s biography is set forth under the heading “Proposal 1 — Election of Directors — Nominees for Election for a Three-Year Term Expiring at Our 2014 Annual Meeting,” above.

Elizabeth L. Axelrod serves eBay as Senior Vice President, Human Resources. She has served in that capacity since March 2005. From May 2002 to March 2005, Ms. Axelrod served as the Chief Talent Officer for WPP Group PLC, a global communications services group where she was also an executive director. Ms. Axelrod was a partner at McKinsey & Company, a consulting firm where she worked from October 1989 to April 2002. Ms. Axelrod holds a B.S.E. degree with a concentration in Finance from the Wharton School of the University of Pennsylvania and a Master’s degree in Public and Private Management (MPPM) from the Yale School of Management. Ms. Axelrod is a co-author of The War for Talent published by Harvard Business School Press in 2001.

Mark T. Carges serves eBay as Chief Technology Officer and Senior Vice President, Global Products, Marketplaces. He has served in that capacity since September 2009. From September 2008 to September 2009 he served as eBay’s Senior Vice President, Technology. From November 2005 to May 2008, Mr. Carges served as Executive Vice President and General Manager of the Business Interaction Division of BEA Systems, Inc., a software company. From August 2004 to November 2005, Mr. Carges served as Chief Technology Officer of BEA Systems, Inc. From January 2003 to August 2004, Mr. Carges served as Executive Vice President, Strategic Global Accounts of BEA Systems, Inc. Mr. Carges holds a B.A. degree in Computer Science from University of California, Berkeley and a M.S. degree in Computer Science from New York University.

Michael R. Jacobson serves eBay as Senior Vice President, Legal Affairs, General Counsel and Secretary. He has served in that capacity or as Vice President, Legal Affairs, General Counsel since August 1998. From 1986 to August 1998, Mr. Jacobson was a partner with the law firm of Cooley Godward LLP (now Cooley LLP), specializing in securities law, mergers and acquisitions, and other transactions. Mr. Jacobson holds an A.B. degree in Economics from Harvard College and a J.D. degree from Stanford Law School.

Alan L. Marks serves eBay as Senior Vice President, Corporate Communications. He has served in that capacity since April 2008. From February 2005 to April 2008, Mr. Marks served as Director, Corporate Media Relations of Nike, Inc., a sports equipment and sportswear company. From January 1999 to February 2005, Mr. Marks served as Vice President, Corporate Communications of Gap Inc., a clothing and accessories retail company. Prior to Gap, Mr. Marks was with Avon Products, Inc., a cosmetics and perfume company, for twelve years in a variety of global communication positions. Mr. Marks holds a B.A. degree in Journalism from the University of North Carolina at Chapel Hill and a M.A. degree in Liberal Studies from New York University.

Robert H. Swan serves eBay as Senior Vice President, Finance and Chief Financial Officer. He has served in that capacity since March 2006. From February 2003 to March 2006, Mr. Swan served as Executive Vice

President and Chief Financial Officer of Electronic Data Systems Corporation, a technology services company. From July 2001 to December 2002, Mr. Swan was Executive Vice President and Chief Financial Officer of TRW Inc., a global manufacturing and service company. Mr. Swan served in executive positions at Webvan Group, Inc., an online grocery delivery service, from 1999 to 2001, including Chief Executive Officer from April 2001 to July 2001, Chief Operating Officer from September 2000 to July 2001, and Chief Financial Officer from October 1999 to July 2001. Mr. Swan also serves on the Board of Directors of Applied Materials Inc. Mr. Swan holds a B.S. from the State University of New York at Buffalo and an M.B.A. from State University of New York at Binghamton.

Scott Thompson serves eBay as President, PayPal. He has served in that capacity since January 2008. From February 2005 to January 2008, Mr. Thompson served as PayPal’s Senior Vice President, Chief Technology Officer. From September 2001 to February 2005, Mr. Thompson served as Executive Vice President of Technology Solutions at Inovant, LLC, a subsidiary of Visa USA, a US credit company. From 1998 to September 2001, Mr. Thompson was Chief Technology Officer and Executive Vice President of Technology & Support Services for Visa USA. Mr. Thompson also serves on the board of directors of F5 Networks, Inc. Mr. Thompson holds a B.S. degree in Accounting from Stonehill College.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Committee, or the committee, is committed to a philosophy of pay for performance and reviews our compensation programs on an ongoing basis to ensure that the interests of our stockholders are served. This executive summary provides a discussion of how the committee views the link between pay and performance for our executive officers and our results for 2010.

Alignment of Performance and Compensation

Our compensation programs are designed to align compensation with our business objectives and performance. Here is a description of how these incentive compensation programs are designed to meet these objectives and how eBay performed against targets set by the committee for 2010.

•

eBay Incentive Plan (eIP): The eIP is a cash incentive program designed to align executive compensation with annual company performance and motivate individuals to enhance the value of eBay. The funding and payouts under the eIP are based on eBay’s performance and individual performance. In order to tightly link incentive payouts to eBay’s performance, unless both a minimum revenue and a minimum non-GAAP net income threshold are met, there will be no incentive payout under the eIP for financial performance or individual performance. A small portion of the eIP for 2010 was dependent on the company meeting customer satisfaction and employee engagement targets.

•	2010 performance under the eIP:

•	Revenue of $9.16 billion exceeded the minimum threshold of $8.337 billion. Revenue (excluding 2009 revenue from Skype (sold in November 2009) of $620 million) increased 13% compared to 2009.

•

Non-GAAP net income of $2.299 billion exceeded both the minimum threshold of $2.138 billion and the target of $2.250 billion. Non-GAAP net income (excluding 2009 net income attributable to Skype of $147 million) increased 20% compared to 2009.

•	The company failed to exceed the threshold levels for its customer satisfaction and employee engagement targets.

•	As a result of the company’s strong 2010 performance, the portion of the eIP for financial performance (65%) was funded at 121% of target. There was no payout for the portion of the eIP for meeting customer satisfaction targets (5%) or employee engagement targets (5%). Accordingly, the overall payout for the company performance portion of the eIP was 105% of target. For our executive officers, the payout for the remaining portion of the eIP (25%) was funded depending on individual performance.

•

Equity Incentive Awards: We grant our executive officers equity incentive awards to align their incentives with the long-term interests of our stockholders, reward them for potential long-term contributions, and provide a total compensation opportunity commensurate with our performance. The equity awards consist of performance-based awards and time-based awards as follows:

•

Performance-based restricted stock units: Executive officers are granted awards of performance-based restricted stock units, which will result in grants of restricted stock units if the company exceeds specified performance criteria set by the committee. If any of the performance criteria are not exceeded, no awards are granted for the relevant performance period. If the performance criteria are exceeded, the amount and value of the award depends on the company’s performance.

•	2010 performance for performance-based restricted stock units:

•

Revenue of $9.16 billion exceeded both the minimum threshold of $8.34 billion and the target of $8.96 billion. Revenue (excluding 2009 revenue from Skype of $620 million) increased 13% compared to 2009.

•

Non-GAAP operating margin dollars of $2.70 billion exceeded the minimum threshold of $2.62 billion, but did not exceed the target of $2.76 billion. Non-GAAP operating margin dollars (excluding 2009 operating margin dollars attributable to Skype of $157.7 million) increased 13% compared to 2009.

•	Return on invested capital of 25.0% exceeded both the minimum threshold of 19.1% and the target of 23.9%. Return on invested capital increased 10% compared to 2009.

•

As a result of the company’s strong 2010 performance, the portion of the performance-based restricted stock units allocable to the 2010 portion of the 2009-2010 performance period were granted at 105% of target.

•

Stock options and time-based restricted stock units: Executive officers are also eligible to receive stock options and time-based restricted stock units. The value of these awards depends on the performance of the company’s stock.

This link between company performance, performance of the company’s stock, and executive compensation is illustrated by the following charts, which show the portion of actual 2010 compensation for our CEO and the other five executive officers disclosed in the Summary Compensation Table below (which are referred to collectively as our named executive officers).

CEO	Other Named Executive Officers

CEO Compensation

The committee considers many factors in setting the CEO’s compensation, including proxy statement data of our peer group companies and data from proprietary third-party surveys of companies in our peer group and a broader group of comparable technology companies. Mr. Donahoe’s base salary and target bonus incentive under the eIP are set in the first quarter of year and are designed to compensate him for his expected day-to-day performance (in the case of base salary) and motivate him to enhance the value of eBay (in the case of the eIP). Mr. Donahoe’s bonus opportunity under the eIP is heavily weighted towards company performance, with 75% based on company performance and no funding of the 25% individual component if company-wide revenue and non-GAAP net income metrics are not met. Mr. Donahoe’s individual performance is assessed after the end of the year, and his individual performance rating determines the funding level for the individual performance component of the eIP. The value of his equity incentive award is set in the first quarter of the year and then allocated among stock options (40% of the award), time-based restricted stock units (30% of the award), and performance-based restricted stock units (30% of the award). The equity incentive award is designed to align the CEO’s incentives with the long-term interests of our stockholders, reward him for potential long-term contributions, and provide a total compensation opportunity commensurate with our performance.

In early 2010, the committee determined Mr. Donahoe’s 2010 salary, bonus threshold amounts and targets, performance-based restricted stock unit thresholds and targets, and, where applicable, equity grant sizes, based on its belief that the company was well positioned for 2010 and in future years based on solid 2009 performance, which, among other things, included significant growth in the company’s PayPal business, a strengthening of the company’s Marketplaces business in the midst of its multi-year turnaround by improving the customer experience, a renewed focus on the company’s core e-commerce and payments businesses by virtue of the company’s sale of Skype in late 2009, the continued maintenance of strong cash flows and a strong balance sheet that allow for financial flexibility and reinvestment, a company-wide emphasis on leveraging innovation to better connect buyers and sellers globally, and the successful company-wide execution of operational excellence initiatives resulting in cost savings that were reinvested for future growth. As detailed in the table below, the majority of the increase in Mr. Donahoe’s 2010 compensation compared to 2009 was attributable to the increase in performance-based restricted stock unit awards. Stock options also increased year over year, whereas the award of time-based restricted stock units and the payout under the eIP decreased year over year. We believe the year-over-year changes in the elements of Mr. Donahoe’s compensation reinforce the compensation program’s focus on company performance and the committee’s evaluation of his performance at the time the determinations were made.

The individual performance component of Mr. Donahoe’s bonus for 2010 was determined by the committee in early 2011 based on the committee’s assessment of his performance relative to the CEO’s 2010 goals. The committee considered, among other things, the company having delivered 13% growth in revenue (excluding 2009 revenue from Skype of $620 million) and 20% growth in non-GAAP net income (excluding 2009 net income attributable to Skype of $147 million) in 2010, the continuation of the company’s operating and financial performance momentum from 2009, PayPal’s continued strong performance and broader global footprint, continued improvements in the Marketplaces business to enhance the user experience, strong performance of the company’s adjacent e-commerce businesses such as StubHub, classifieds and advertising, the announcement of several strategic acquisitions in 2010 that strengthened the company’s portfolio of assets, and the belief that the company continues to be well positioned to take advantage of key opportunities in the emerging mobile, social, digital, and local market segments.

The following table sets forth each element of compensation for our CEO for 2010 and 2009 and the year-over-year changes.

	Year	Salary ($)	eBay Incentive Plan ($)	Performance- Based Restricted Stock Unit Awards ($)	Time- Based Restricted Stock Unit Awards ($)	Stock Option Awards ($)	All Other Compensation ($)	Total ($)
John J. Donahoe	2010	$920,673	$1,895,113	$2,601,045	$2,985,000	$3,735,000	$245,655	$12,382,486
	2009	934,615	2,091,669	487,426	3,962,962	2,483,682	172,394	10,132,748
Year-over year change($)		($13,942)	($196,556)	$2,113,619	($977,962)	$1,251,318	$73,261	$2,249,738
Year-over year change(%)		-1.5%	-9.4%	433.6%	-24.7%	50.4%	42.5%	22.2%

Key Compensation Metrics

As discussed in greater detail below, when defining company performance, the committee focuses on financial performance metrics and non-financial metrics (such as improvements in customer satisfaction and employee engagement) that the committee believes will improve the company’s overall financial performance.

The committee selected revenue and non-GAAP net income as the primary company performance measures and improvement in customer satisfaction (which we refer to as net promoter score), and improvement in employee engagement as the secondary company performance measures. The committee believes that the primary performance measures are the best measures of short- and intermediate-term results for the company given that they are publicly announced, widely followed, can be influenced by management in the short to intermediate term, and provide a balanced measurement of performance. The committee also believes that including the secondary performance measures for senior executives drives accountability for improving employee engagement and customer focus, which the committee believes is an important factor in supporting the company’s success.

For the award of performance-based restricted stock units, the committee selected revenue, non-GAAP operating margin, and return on invested capital as the performance measures. The committee believes these measures are key drivers of our long-term success, relatively simple to understand, and aligned with stockholder value drivers. Furthermore, the committee selected a combination of revenue, operating margin, and return on invested capital performance measures to ensure that increases in revenue were not sought at the expense of operating margin and return and vice versa.

Executive Compensation Considerations

In line with best practices for executive compensation, the company and the committee also seek to ensure that total compensation is heavily weighted to variable, performance-based compensation and that supplemental or non-performance-based programs are avoided or limited. To that end, the company:

•	Has established meaningful stock ownership requirements for executive officers (five times annual base salary for the CEO and three times annual base salary for other executive officers);

•	Does not provide any company-funded supplemental retirement program to executive officers;

•	Has not made any contributions to the company’s deferred compensation program in which certain executive officers participate;

•	Provides only a limited number and value of perquisites that are not available to employees generally;

•	Does not provide “single trigger” or “double trigger” acceleration of equity awards upon a change of control;

•	Does not provide “single trigger” severance payments upon a change of control; and

•	Does not provide “gross ups” on change-of control payments or perquisites.

The committee chose a mix of cash and equity compensation vehicles, some dependent purely on financial targets that should drive stock performance in the long-term and others more directly related to stock price and therefore the returns received by investors in the company, to compensate management based on both long-term value drivers and on returns to stockholders. The ultimate value to employees of equity compensation is dependent on the company’s stock price once the equity awards vest. The subsections below provide additional detail on the objectives and operations of the compensation programs for 2010.

Objectives of Compensation Programs

Our compensation programs are designed to align compensation with our business objectives and performance, enabling us to attract, retain, and reward executive officers and other key employees who contribute to our long-term success and motivate executive officers to enhance long-term stockholder value. We also strive to design programs to position eBay competitively among the companies against which we recruit and compete for talent. We recognize that compensation programs must be understandable to be effective and that program administration and decision making must be fair and equitable. We also consider the financial obligations created by our compensation programs and design them to be cost effective. To meet these objectives, the principal components of executive compensation in 2010 consisted of base salary, short-term cash incentive awards, and equity incentive awards. For 2010, the equity incentive awards for our executive officers were stock options, performance-based restricted stock units, and time-based restricted stock units, and for most other employees eligible to receive equity were either a combination of time-based restricted stock units and stock options or all time-based restricted stock units.

The Compensation Committee reviews and sets our overall compensation strategy for all employees on an annual basis. In the course of this review, the committee considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation to better meet our overall compensation objectives. Our compensation policies are the same for all of our executive officers.

Role of the Compensation Committee

The committee reviews and approves all compensation programs (including equity compensation) applicable to our executive officers and directors, our overall strategy for employee compensation, and the specific compensation of our employees at the level of senior vice president and above, including our CEO. The committee’s review of executive officer compensation includes, but is not limited to, a review of the retention value of past equity incentive awards. The committee has the sole authority to select, retain, and terminate special counsel and other experts (including compensation consultants), as the committee deems appropriate. As discussed in more detail below, the committee retained a compensation consultant throughout 2010 that reported directly to the committee.

Role of Executive Officers and Consultants in Compensation Decisions

While the committee determines eBay’s overall compensation philosophy and sets the compensation of our CEO and other executive officers, it looks to the executive officers identified below and the independent compensation consultant retained by the committee to make recommendations to the committee with respect to both overall guidelines and specific compensation decisions. Our CEO also provides the Board and the committee with his perspective on the performance of eBay’s executive officers as part of the determination of the amount payable under the eBay Incentive Plan for individual performance (as described below), the annual personnel review, and succession planning discussions with the Board, as well as a self-assessment of his performance. The committee establishes compensation levels for our CEO in consultation with the independent compensation consultant it retains, and our CEO is not present during any of these discussions. Our CEO recommends to the committee specific compensation amounts for executive officers other than himself, and the committee considers those recommendations and information provided by its independent compensation consultant concerning peer group comparisons and industry trends and makes the ultimate compensation decisions. Our CEO, CFO, Senior Vice President of Human Resources, and Senior Vice President, Legal Affairs & General Counsel regularly attend the committee’s meetings to provide their perspectives on the competitive landscape and the needs of the business, information regarding eBay’s performance, and technical advice. Members of the committee also participate in the Board’s annual review of the CEO’s performance and its setting of annual performance goals, in each case led by our lead independent director. See “Our Corporate Governance Practices” above for further details.

As discussed in our proxy statement for our 2010 annual meeting of stockholders, in February 2010, the committee decided to replace Towers Watson & Co. with Pay Governance LLC as its independent compensation consultant. The company continues to use Towers Watson to provide market data and related analytical services related to executive compensation and other consulting services related to the company’s compensation programs, and the company may use Towers Watson for other projects in the future.

Pay Governance provides the committee with advice and resources to help develop and execute our overall compensation strategy. Pay Governance reports directly to the committee, and the committee has the sole power to terminate or replace Pay Governance at any time. As part of its engagement, the committee has directed Pay Governance to work with our Senior Vice President of Human Resources and other members of management to obtain information necessary for it to form recommendations and evaluate management’s recommendations. Pay Governance also meets with the committee during the committee’s regular meetings, in executive session (where no members of management are present), and with the committee chair and other members of the committee outside of the regular meetings. As part of its engagement in 2010, Pay Governance evaluated compensation levels at the peer group companies and assessed compensation for the board of directors. Pay Governance’s fees for consulting advice to the committee for the year ended December 31, 2010 were approximately $40,000.

Prior to being replaced by Pay Governance, Towers Watson evaluated eBay’s peer group, made recommendations regarding how the peer group should be changed and used in setting compensation guidelines, evaluated compensation levels at the peer group companies, and developed the related equity and cash compensation guidelines. To facilitate making external compensation comparisons, throughout 2010, Towers Watson provided the committee and Pay Governance with competitive market data by analyzing proprietary surveys prepared by Towers Watson, proprietary third-party surveys provided to it by management, and publicly disclosed documents of companies in the peer group. Towers Watson’s fees for consulting advice in January 2010 (prior to being replaced by Pay Governance) and for the market data and related analytical services related to executive compensation for the year ended December 31, 2010 were approximately $405,000.

The committee periodically reviews its relationship with its independent compensation consultant. The committee believes that the consultant it retains is able to provide the committee with independent advice.

Competitive Considerations

To set total compensation guidelines, the committee reviews market data of companies with which eBay competes for executive talent, business, and capital. The market data consists of publicly disclosed data from peer group companies and proprietary third-party survey data, which is only available in an aggregated and unidentifiable format. The committee believes that it is necessary to consider this market data in making compensation decisions in order to attract and retain talent. The committee also recognizes that at the executive level, we compete for talent against larger global companies and smaller, non-public companies.

In deciding whether a company should be included in the peer group, the committee considers the following screening criteria:

•	revenue;

•	market value;

•	historical growth rates;

•	primary line of business;

•	whether the company has a recognizable and well-regarded brand; and

•	whether we compete with the company for talent.

For 2010, the peer group consisted of the following companies:

• Adobe Systems Incorporated	• Google Inc.

• Amazon.com, Inc.	• Intel Corporation

• American Express Company	• Intuit Inc.

• Apple Inc.	• MasterCard Incorporated

• Capital One Financial Corp.	• Microsoft Corporation

• Charles Schwab & Co., Inc.	• Symantec Corporation

• Cisco Systems, Inc.	• Visa Inc.

• Dell Inc.	• Yahoo! Inc.

• Electronic Arts Inc.

To ensure that the peer group continues to reflect the markets in which we compete for executive talent, the committee reviews the peer group annually in the fall for the upcoming year. Before adding or deleting a company from the peer group, the committee considers how the change would impact the comparative market data. For 2010, the committee decided to remove IAC/InterActiveCorp from the peer group because, following the split up of the company, it no longer met the screening criteria.

Elements of Compensation/Executive Compensation Practices

For 2010, the principal components of executive compensation consisted of base salary, short-term cash incentive awards, and equity incentive awards. The equity incentive awards consisted of stock options, performance-based restricted stock units, and time-based restricted stock units. We also provided our executive officers with certain perquisites, and they were eligible to make individual contributions to our deferred compensation plan, both as described below. In addition, our executive officers were eligible to participate in our health and benefits plans, retirement savings plans, and our employee stock purchase plan, which are generally available to all of our employees. The following table outlines our objectives for each of the principal components of executive compensation and our target positioning strategy for those components for 2010:

Objective	2010 Target Positioning Strategy
Base salary
• Reward individuals’ current contributions to the company • Reflect the scope of individuals’ roles and responsibilities • Compensate individuals for their expected day-to-day performance

•   Assess base salaries and short-term cash incentive awards against proxy statement data of our peer group companies and general industry third-party survey data and, assuming strong company and individual performance, target total cash compensation to be in the third quartile based on that data

Short-term cash incentive awards
• Align executive compensation with annual performance • Enable eBay to attract, retain, and reward individuals who contribute to eBay’s success • Motivate individuals to enhance the value of eBay

Equity incentive awards

•   Align individuals’ incentives with the long- term interests of our stockholders

•   Reward individuals for potential long-term contributions

•   Provide a total compensation opportunity commensurate with our performance

• Set equity award guidelines in the third quartile to be competitive with companies in our peer group and industry third-party survey data

Although the committee has not established a fixed policy for the allocation between cash and equity compensation or short-term and long-term compensation, as described below, the committee has policies for each component of compensation, and as part of its evaluation of the compensation of our executive officers, the committee reviews not only the individual elements of compensation, but also total compensation. In general, compensation of executive officers is heavily weighted towards equity incentive awards, as the committee wants the senior leadership team to have a long-term, stockholder-oriented perspective on the company’s affairs. This is illustrated by the following chart, which shows how each element of compensation disclosed in the Summary Compensation Table below was weighted for our named executive officers as a group for 2010:

In making decisions regarding elements of compensation for each of our executive officers, the committee takes into account the size and complexity of each executive officer’s job and business unit or function in addition to individual performance. For executive officers other than the CEO, assessments of individual performance are typically based on performance against financial performance measures for the executive’s business unit or function and other goals, such as organizational development (including development of the senior leadership team of each organization), leadership, and, as applicable, major product introductions; negotiation, closing, and integration of acquisitions, dispositions, and/or strategic partnerships; and achievement of strategic and infrastructure objectives, including control of costs and charges. For our CEO, assessments of individual performance are based on the committee’s assessment of the company’s overall financial performance and other goals, such as defining corporate and business unit strategy, supporting the business units in the achievement of their goals, improving and supporting innovation at the company, and developing the senior leadership team. The committee gives no specific weighting to these goals, and it evaluates individual performance in a non-formulaic manner.

We organize our management team with separate job levels for our CEO, CFO, heads of major operating units, highest technical officers, and heads of other functional units. Job levels are determined based on scope and level of responsibilities and job function. Job levels are also determined to allow for comparisons of comparable positions at companies in our peer group and companies included in general industry third-party survey data. For 2010, Mr. Donahoe was in the CEO job level, Mr. Swan was in the CFO job level, Ms. Norrington and Mr. Thompson were in the heads of major operating units job level, Ms. Axelrod was in the heads of other functional units job level, and Mr. Carges was in the highest technical officer job level. The CEO job level is the highest job level. Because the CEO has overall responsibility for our entire company, his job responsibilities are significantly greater (and his compensation is significantly higher) than those of the other executive officers, who are responsible for individual business units or corporate functions. Except as described in this Compensation Discussion and Analysis, the committee did not make any additional compensation-related decisions in 2010 for any of our named executive officers.

Base Salary

Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to the company, reflect the scope of their roles and responsibilities, and compensate them for their expected day-to-day performance. The committee assesses base salaries against proxy statement data of our peer group companies and general industry third-party survey data and assuming strong company and individual performance, targets total cash compensation to be in the third quartile based on that data, and for 2010, the total cash compensation for our named executive officers as a group was within the third quartile of that data. For 2010, the committee did not change the salary ranges for each executive job level from 2009. The committee did not set a salary range for the CEO job level for 2010, but considered the same factors in setting the CEO’s base salary as it did for the other executive officers, as discussed below.

The committee meets at least once a year, typically in the first quarter, to review and approve each executive officer’s base salary for the upcoming year. When reviewing base salaries, the committee has historically considered the pay practices of peer group companies, compensation of executives in similar positions at comparable companies that participate in proprietary third-party surveys, individual performance, levels of responsibility, breadth of knowledge, and prior experience. In the case of the pay practices of peer group companies and comparable companies that participate in proprietary third-party surveys, the committee also considers the fact that the data is historical and does not necessarily reflect those companies’ current pay practices. For 2010, Mr. Swan’s salary exceeded the high end of the range for his job level. The committee believes that Mr. Swan’s salary level is appropriate in light of his role and responsibilities within the company. Effective March 1, 2010, base salaries of our named executive officers (other than our CEO) ranged from $500,000 to $772,500, which represented increases of 2.7% to 3.2% over the prior year, and the base salary for our CEO was $925,000, which represented an increase of 2.7% over the prior year. The committee provided only modest increases to base salaries, consistent with its overall compensation philosophy of emphasizing variable, “at risk” compensation.

Short-term Cash Incentive Awards

eBay Incentive Plan (eIP). The eIP is a cash incentive program designed to align executive compensation with annual performance and to enable eBay to attract, retain, and reward individuals who contribute to eBay’s success and motivate them to enhance the value of eBay. The eIP was most recently approved by our stockholders in 2010. The committee believes that incentive payouts should be tightly linked to eBay’s performance, with individual compensation differentiated based on individual performance. As a result, funding and payouts under the eIP are dependent and based on eBay’s performance and individual performance.

The committee determines the length of the performance period under the eIP, which has historically been annually. For each performance period, the committee establishes (1) performance measures based on business criteria and target levels of performance and (2) a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals. Performance measures may be based on a wide variety of business metrics. Management recommends to the committee a proposed approach to setting the performance measures and targets. In 2010, the eIP consisted of an annual award for all employees who participated in the plan.

The following table outlines the performance measures for the 2010 annual award for executive officers and the committee’s rationale for selecting those performance measures:

Performance Measures(1)	Rationale
• Minimum revenue threshold(2) • Non-GAAP net income(3) • Net promoter score improvement(4) • Employee engagement improvement(5) • Individual performance

•   The committee believes minimum revenue threshold and non-GAAP net income are the best measures of short- and intermediate-term results for the company given that they are publicly announced, widely followed, can be influenced by management in the short to intermediate term, and provide balanced measurement of performance.

•   The committee believes that including a customer satisfaction metric and an employee engagement metric drives accountability for improving customer satisfaction and employee engagement, both of which are important to long-term results.

•   The committee believes that a portion of the compensation payable under this plan should be differentiated based on individual performance.

(1)	Both minimum revenue and non-GAAP net income thresholds must be met in order for there to be any incentive payout based on company performance or individual performance. The incentive payout for net promoter score and employee engagement are independent from the payout tied to the company’s financial performance.

(2)	Calculated on a fixed foreign exchange basis (referred to as FX-neutral).

(3)	Non-GAAP net income excludes certain items, primarily stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, certain one-time gains and losses, and income taxes related to these items. It is calculated quarterly, publicly disclosed as part of our quarterly earnings releases, and is the basis of third-party analysts’ estimates of the company’s results.

(4)	Net promoter score is a customer satisfaction metric.

(5)	Determined by reviewing year-over-year results of an employee engagement survey.

If the minimum revenue and non-GAAP net income thresholds have been met, 65% of the award is based on the company’s financial performance and 25% of the award is based on individual performance. If, in addition, the threshold for improvement in the company’s net promoter score is met, 5% of the award is based on improvement in the company’s net promoter score. If, in addition, the threshold for improvement in employee engagement is met, 5% of the award is based on improvement in employee engagement.

For 2011, the committee decided to remove the net promoter score metric and the employee engagement metric from the annual performance period and instead create separate incentives for these metrics. The net promoter score incentive will be tied to the achievement of a statistically significant improvement in net promoter score over a multi-year period. The employee engagement incentive will be tied to the achievement of a statistically significant improvement in employee engagement over a multi-year period. The committee decided to make these changes because it recognized that it is extremely difficult to achieve statistically significant improvements in customer satisfaction and employee engagement in a single-year period.

The amount at which the eIP is funded is determined based on the company’s actual performance measured against the targets set by the committee in the first quarter. After the end of the year, the company’s actual performance is compared to the targets to determine the funding level of the eIP. With respect to individual performance, our CEO presents the committee with his assessment of the individual performance of each of his direct reports. The committee reviews his assessments and makes a subjective determination of the level of individual performance for each of those executive officers. For 2010, the committee delegated to the CEO the authority to set the level of individual performance for the remaining employees at the level of senior vice president (none of whom was an executive officer). In addition, the committee reviews (with input from the lead independent director and other members of the Board) and makes a subjective determination of the CEO’s level of performance against goals set by the Board at the beginning of the year. In making its determination of the individual performance of each executive officer, the committee does not give any specific weighting to each individual’s goals.

The following table sets forth the annual performance measures set by the committee and eBay’s actual performance for 2010:

	Minimum	Target	Maximum	Actual
FX-neutral revenue	$8.337B	—	—	$9.16B
Non-GAAP net income	$2.138B	$2.250B	$2.475B	$2.299B
Net promoter score improvement	+4 points	+7 points	+10 points	+3 points
Employee engagement improvement	+3 points	+5 points	+8 points	0 points

In 2010, the maximum incentive amount that could be paid was 200% of target for the portion of the award funded based on company performance, the portion of the award funded based on improvement in net promoter score, and the portion of the award funded based on improvement in employee engagement. In 2010, total annual target incentive amounts for the named executive officers (other than the CEO) ranged from 75% to 100% of their base salaries, and the target incentive amount for the CEO was 160% of his base salary. Based on eBay’s actual performance (with revenue and non-GAAP net income funded at 121% of target and no payout for improvements in net promoter score or employee engagement), the eIP was funded at 105% of the target opportunity. Based on individual performance, the payout for the remainder of the award was funded at 100% to 200% of target for our named executive officers (other than the CEO) and at 200% of target for the CEO.

Special Retention Bonus Plan. We granted Mr. Swan a special retention bonus plan in connection with his hiring in 2006. The committee believed that it was necessary to enter into this special bonus plan to provide Mr. Swan with a total compensation package that would be attractive to him and cause him to join eBay, with particular reference to the compensation he had been receiving at his previous position. Under the terms of Mr. Swan’s plan, he was eligible to receive a special retention bonus of up to $1 million in cash, of which $200,000 was paid in each of 2006, 2007, 2008, 2009, and 2010. The amount paid to Mr. Swan under this bonus plan was in addition to his base salary. No further payments will be made to Mr. Swan under this bonus plan, and there are no other cash retention plans in place for any of our named executive officers.

Equity Incentive Awards

As discussed in our proxy statement for our 2010 annual meeting of stockholders, we granted our executive officers focal equity incentive awards that consisted of stock options, performance-based restricted stock units, and time-vested restricted stock units to align their incentives with the long-term interests of our stockholders, reward them for potential long-term contributions, and provide a total compensation opportunity commensurate with our performance. The committee believes that this mix of equity is consistent with the grant practices of companies in our peer group and is also supported by technology industry third-party survey data.

For 2010, the committee set equity award guidelines based on equity compensation practices at companies in our peer group, data regarding equity guidelines for comparable high technology companies that are included in proprietary third-party surveys, and an assessment of dilution issues. The equity incentive guideline positioning is subject to a maximum gross dilution rate set by the committee, which includes grants to existing employees, grants associated with anticipated growth in eBay’s employee base, and grants to new hires who are filling existing positions. In setting the maximum gross dilution rate, the committee considers dilution rates of companies in our peer group. The committee may also make special compensation-related decisions for performance, recognition, long-term retention value, and/or recruitment purposes that cause individual compensation to differ from the regular stated compensation strategy and guidelines.

New Hire Equity Incentive Grants and Focal Grants. New hire equity incentive grants for specific individuals also take into account specific recruitment needs. Following the new hire grant, additional grants are made to participants pursuant to a periodic focal grant program. See the section entitled “Equity Compensation Grant Practices” below for a description of our equity grant practices. Focal grants are based upon a number of factors, including performance of the individual, job level, future potential contributions to eBay, competitive external levels of equity incentives, and the retention value associated with each individual’s unvested equity. Vested equity held by the employee is generally not a factor in the committee’s consideration of equity grants.

The value of equity incentive awards granted pursuant to our focal program are determined within ranges established for each job level that are reviewed and approved by the committee on at least an annual basis. These job level ranges are established based on our desired pay positioning relative to the competitive market, with our CEO and Senior Vice President of Human Resources and the committee’s independent compensation consultant involved in the process of recommending the job level ranges to the committee for approval. For both new hire and focal grants, the committee approves the final value of equity incentive awards for those employees who are at the level of senior vice president and above. The committee did not set equity ranges for the executive officer job levels. Instead, for our named executive officers, the committee considered the value of equity awards granted to executives in comparable positions disclosed in proxy statements of peer group companies and data from proprietary third-party surveys of companies in our peer group and a broader group of comparable technology companies.

Allocation between Stock Options, Performance-Based Restricted Stock Units, and Time-Based Restricted Stock Units. The process and methodology for determining the value of awards for executives are generally the same as those used for our other employees. Once the value of the focal equity incentive awards has been set for each executive officer, a formula is used to allocate a portion of the value of the focal award to each of stock options, performance-based restricted stock units, and time-based restricted stock units. For employees at the level of director to vice president, the formula allocates the award between stock options and time-vested restricted stock units. Eligible employees below the level of director only receive time-vested restricted stock units. For 2010, the committee determined that for executive officers, stock options would constitute 40%, performance-based restricted stock unit awards would constitute 30%, and time-vested restricted stock unit awards would constitute the remaining 30%, of the value of the focal equity awards (determined with reference to a formulaic valuation of options and target grant size for the performance-based restricted stock units).

Promotional Equity Incentive Grants. We did not make any promotional grants to any of our executive officers in 2010. Beginning in 2011, the committee decided to eliminate promotional equity incentive grants.

Performance-Based Restricted Stock Units. Executive officers are eligible to receive awards of performance-based restricted stock units if the company meets specified performance criteria set by the committee. Based upon the company’s performance against the performance criteria during the performance period, assuming above threshold performance, the performance-based restricted stock units are granted and vest with respect to one-half of the award in March following the end of the performance period and vest with respect to the remainder of the award in March of the following year. If any of the performance criteria are not satisfied, no awards are granted for the relevant performance period. For the 2011-2012 performance period, the committee decided to “decouple” the revenue and operating margin performance criteria, so a portion of award will be granted if either the revenue threshold or the non-GAAP operating margin threshold is reached.

For 2010, the committee set a 24-month performance period for performance-based restricted stock awards, which provides an incentive over a longer time period than the annual eIP program. However, in light of the state of the economy at the beginning of 2010 (and consistent with the approach it took for 2009), the committee decided to “decouple” the targets for the 2010-2011 performance period to consist of two consecutive 12-month targets. Based upon the company’s performance against the performance criteria during the performance period, assuming above threshold performance, these performance-based restricted stock units will be granted and vest with respect to one-half of the award in March 2012 and vest with respect to the remainder of the award in March 2013. For the 2011-2012 performance period, the committee decided to set targets based on a single 24-month performance period.

The following table outlines the performance periods and performance measures and the committee’s rationale for selecting those performance measures:

Performance Period	Performance Measures(1)	Rationale
2009-2010 (consisting of two sets of 12-month targets) 2010-2011 (consisting of two sets of 12-month targets)	• FX-neutral revenue threshold • Non-GAAP operating margin(2) • Return on invested capital

•    The committee believes these measures are key drivers of our long-term success, relatively simple to understand, and aligned with stockholder value drivers. Furthermore, the committee selected both revenue and operating margin performance measures to ensure that increases in revenue were not sought at the expense of operating margin and vice versa.

(1)	Both minimum FX-neutral revenue and non-GAAP operating margin thresholds must be met in order for there to be any incentive payout.

(2)	Non-GAAP operating margin excludes certain items, primarily stock-based compensation expense and related payroll taxes, amortization of acquired intangible assets, certain one-time gains and losses, and income taxes related to these items.

Once the minimum thresholds for FX-neutral revenue and non-GAAP operating margin are reached, each of these performance measures is calculated independently, with minimum performance equal to 25%, target 50%, and maximum 100%. The two measures, weighted equally, are then added together and this total (modified by the third measure, which is return on invested capital, as described below) becomes a multiplier for the target award to determine the actual number of shares awarded. The return on invested capital measure can increase or decrease the award by up to 20% depending upon actual performance. Accordingly, performance-based restricted stock unit awards could range from 0% to 240% of an executive officer’s target award, based on eBay’s financial performance for the year (including the impact of the return on invested capital modifier).

The following table sets forth the performance measures for the applicable portions of the 2009-2010 and 2010-2011 performance periods and eBay’s actual performance for those periods. In each instance, the performance measures for the 2010 portion of the performance period were set in the first quarter of 2010.

	Minimum	Target	Maximum	Actual
2009-2010 Performance Period Targets for 2009:
FX-neutral revenue	$7.85B	$8.45B	$8.85B	$8.45B
Non-GAAP operating margin	25.6%	27.8%	32.1%	29.6%
Return on invested capital	16.6%	20.8%	25.0%	22.7%
Targets for 2010:
FX-neutral revenue	$8.34B	$8.96B	$9.86B	$9.16B
Non-GAAP operating margin	$2.62B	$2.76B	$3.03B	$2.70B
Return on invested capital	19.1%	23.9%	28.7%	25.0%

2010-2011 Performance Period Targets for 2010 (the first 12 months of the 24-month performance period):
FX-neutral revenue	$8.34B	$8.96B	$9.86B	$9.16B
Non-GAAP operating margin	$2.62B	$2.76B	$3.03B	$2.70B
Return on invested capital	19.1%	23.9%	28.7%	25.0%

Based on eBay’s performance during the 2009-2010 performance period, the portion of the performance-based restricted stock units allocable to the 2010 portion of the period were granted at 105% of target and the portion of the performance-based restricted stock units allocable to the 2009 portion of the period were granted at 132% of target, resulting in an award at 118% of target for the 24-month performance period. Based on eBay’s performance during the first 12 months of the 2010-2011 performance period, the portion of the performance-based restricted stock units allocable to this portion of the period will be granted at 105% of target, but as described above, this portion of the award will not be granted until after the end of the 24-month performance period.

Supplemental Grant of Time-Based Restricted Stock Units. In September 2010, in light of the strong performance of PayPal and the increased competition for talent in the payments industry, the committee decided that it was necessary to provide an additional equity grant to Mr. Thompson for retention purposes.

Deferred Compensation Plan

Under the terms of our deferred compensation plan, eligible members of senior management may defer receipt of their compensation, including up to 50% of their salaries, up to 100% of their bonuses, and, if and to the extent permitted by the committee, up to 100% of their time-based restricted stock units and performance-based restricted stock units. To date, the committee has not permitted participants to defer their time-based restricted stock units or performance-based restricted stock units. The committee may, but has no obligation to, make discretionary contributions on behalf of a participant in the plan, in such form and amount as it deems appropriate (in its sole discretion). The plan does not provide any preferential or above market earnings on amounts contributed to the plan. To date, we have not made any contributions to the plan on behalf of any named executive officer. Mr. Donahoe elected to defer a portion of the bonus he earned in 2010 under the plan, but did not make contributions to the plan during the 2010 calendar year because his bonus for 2010 was not paid until 2011. Mr. Swan elected to defer a portion of the bonus he earned in 2009 and a portion of his base salary for 2010, which were contributed to the plan during the 2010 calendar year. Mr. Swan also elected to defer a portion of the bonus he earned in 2010 under the plan, but that amount was not contributed to the plan until the bonus was paid in 2011.

Perquisites

We provide certain executive officers with perquisites and other personal benefits that the committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided to enable us to attract and retain these executives. The committee periodically reviews the levels of these benefits provided to our executive officers. Of these benefits, the most significant is allowing certain executive officers to use the corporate airplane for personal use. As set forth in the Summary Compensation Table below, for 2010 the value of all perquisites provided to all six of our named executive officers, other than the use of the corporate airplane for personal use by Mr. Donahoe and Mr. Swan, totaled approximately $6,000 in the aggregate. For 2010, Mr. Donahoe’s personal use of the corporate airplane was limited to 50 hours (plus usage in connection with travel to board meetings for one entity where Mr. Donahoe serves as an outside board member) and Mr. Swan’s personal use of the corporate airplane was limited to 20 hours. We do not grant bonuses to cover, reimburse, or otherwise “gross up” any income tax owed for personal travel on the corporate airplane.

Equity Compensation Grant Practices

We do not have any program, plan, or practice to select equity compensation (including stock option) grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively. For all stock options granted after January 1, 2006, employees have seven years from the date of the grant to exercise vested options, assuming they remain an employee of or service provider to an eBay company and subject to any requirements of local law.

New Hire Grants. New hire grants of equity compensation are made to eligible employees in connection with the commencement of employment. We have maintained a rules-based approach to new hire option grants since inception. In July 2006, we changed our grant practices to provide that new hire options are granted in full (other than sizeable new hire grants) on the second Friday of the month following the month in which employment commences. In all cases, the options are priced at the closing price of our stock on the date of grant. These grants generally become fully vested after four years, with 1/4th of the grant vesting on the first anniversary of the date of commencement of employment and 1/48th of the grant vesting monthly thereafter. Sizeable new hire grants are made in two equal tranches, with the first grant made and priced as described above and the second grant made and priced at the closing market price of our stock on the date 26 weeks from the date of the first grant. Both tranches vest with respect to 1/4th of the shares on the first anniversary of the date of commencement of employment and 1/48th of the shares vesting monthly thereafter.

Grants of new hire time-based restricted stock units are granted on the second Friday of the month following the month in which employment commences. These grants generally become vested after four years, with 1/4th of the grant vesting on each anniversary of the grant date, assuming that the recipient remains an employee of or service provider to an eBay company and subject to any requirements of local law.

Focal and Promotional Grants. Focal stock option grants are awarded on March 1 of each year (or, if March 1 is not a trading day, the next trading day with vesting effective as of March 1) and are priced at the closing market price of our stock on the date of the grant. Focal grants of time-based restricted stock units are granted at the same time as focal stock option grants. We selected the March 1 date to allow us to close our financial statements for the prior year, announce earnings for the prior year, and finalize the performance ratings of employees prior to the determination of the awards. In addition, we cluster our promotions semiannually to coincide with our focal grant date and September 1 (or, if September 1 is not a trading day, the next trading day with vesting effective as of September 1) and most promotional grants (for periods prior to 2011) were therefore made on those two dates. Focal and promotional stock option grants generally become fully vested after four years, with 1/8th of the grant vesting six months after the date of the grant and 1/48th of the grant vesting monthly thereafter. Focal stock option grants awarded to executives are priced and granted to executives on the same date and at the same price that they are priced and granted to the rest of our employees and have the same four-year vesting schedule.

Focal and promotional grants of time-based restricted stock units generally become fully vested after four years, with 1/4th of the grant vesting on March 1 or September 1, as applicable, assuming the recipient remains an employee of or service provider to an eBay company and subject to any requirements of local law. As discussed above, beginning in 2011, the committee decided to eliminate promotional grants.

Employment Agreements, Change-in-Control Arrangements, and Severance Arrangements with Executive Officers

In connection with becoming President and CEO as of March 31, 2008, the compensation arrangements for Mr. Donahoe were modified to include severance arrangements. In addition, in July 2008 (at the same time other changes to Mr. Swan’s compensation were made), Mr. Swan’s compensation arrangements were modified to include severance arrangements. Under these arrangements, each is entitled to receive a cash payment equal to: (1) two years’ target cash compensation (which is defined as annual base salary plus target annual incentive bonus) if he is terminated within two years of his promotion in the case of Mr. Donahoe or within two years of July 16, 2008 in the case of Mr. Swan, (2) one and one-half years’ target cash compensation if he is terminated more than two but within three years of his promotion in the case of Mr. Donahoe or more than two but within three years of July 16, 2008 in the case of Mr. Swan, (3) and one year’s target cash compensation if he is terminated more than three years after his promotion in the case of Mr. Donahoe or more than three years after July 16, 2008 in the case of Mr. Swan. When establishing these severance arrangements, the committee attempted to provide severance benefits that struck a balance between providing sufficient protections for the executive officer while still providing compensation that is reasonable and in the best interests of eBay and its stockholders.

In addition, our equity incentive plans generally provide for the acceleration of vesting of awards granted under the plans upon a change of control (as defined in the applicable plan) only if the acquiring entity does not agree to assume or continue the awards. See “Potential Payments upon Termination or Change of Control” below for information regarding our payment obligations pursuant to the compensation arrangements for each of our named executive officers, assuming that their employment was terminated or a change in control occurred on December 31, 2010.

In connection with Ms. Norrington’s resignation as President, eBay Marketplaces, we entered into a Separation Agreement with Ms. Norrington. Ms. Norrington served as President, eBay Marketplaces from July 16, 2008 through September 20, 2010, and provided transition assistance to the Marketplaces leadership team as a full-time employee of eBay from September 20, 2010 until March 3, 2011. Pursuant to the terms of the Separation Agreement, Ms. Norrington received a severance payment in the form of a lump sum payment in the amount of $695,000 (equivalent to Ms. Norrington’s annual base salary) and the company agreed to pay her COBRA premiums for the 18-month period following termination. Ms. Norrington also received a payout under the eIP (which included a payout at target for the portion of the award based on individual performance) and 12 months of accelerated vesting upon her separation, which consisted of the vesting of 28,375 restricted stock units and 120,000 stock options and the vesting of the remaining one-half of Ms. Norrington’s performance-based restricted stock units earned in the 2009-2010 performance period based on actual 2009 performance and target 2010 performance.

Stock Ownership Guidelines

In September 2004, the Board adopted stock ownership guidelines to better align the interests of our executives with the interests of stockholders and further promote our commitment to sound corporate governance. Under the guidelines, executive officers are required to achieve ownership of our common stock valued at three times their annual base salary (five times in the case of the CEO). The guidelines provide that the required ownership level for each executive officer is recalculated whenever an executive officer changes pay grade or as of January 1 of the year on or after the third anniversary of the last revision of the guidelines. Until an executive achieves the required level of ownership, he or she is required to retain 25% of the after-tax net shares received as the result of the exercise of our stock options or the vesting of restricted stock or restricted stock units. A more detailed summary of the stock ownership guidelines can be found on our website at http://investor.ebayinc.com/governance.cfm. The ownership levels of our executive officers as of March 17, 2011 are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above. We also have an insider trading policy that, among other things, prohibits employees from trading any instrument that relates to the future price of our stock. Other than the ownership guidelines described above, we do not have a policy regarding the length of time executives or directors have to hold their stock after exercise or vesting.

Impact of Accounting and Tax Requirements on Compensation

We are limited by Section 162(m) of the Code to a deduction for federal income tax purposes of up to $1 million of compensation paid to our CEO and any of our three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year. Compensation above $1 million may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The eIP was most recently approved by our stockholders in 2010, and the portion of the awards attributable to company performance qualifies as “performance-based compensation” under Section 162(m). Certain grants under the 2008 Equity Incentive Award Plan, which was approved by our stockholders in 2008, also qualify as “performance-based compensation.” Although the committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the committee believes it to be in the best interests of the company and our stockholders.

In addition to considering the tax consequences, the committee considers the accounting consequences of, including the impact of the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (formerly FAS 123(R)), its decisions in determining the forms of different awards and generally attempts to keep the value of awards equivalent regardless of type.

Conclusion

In evaluating the individual components of overall compensation for each of our executive officers, the committee reviews not only the individual elements of compensation, but also total compensation. Through the compensation programs described above, a significant portion of the compensation awarded to our executive officers is contingent upon individual and eBay performance. The committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs to ensure that the interests of our stockholders are served.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviews and approves eBay’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and eBay’s Annual Report on Form 10-K for the fiscal year ending December 31, 2010.

COMPENSATION COMMITTEE

Edward W. Barnholt (Chairman)

William C. Ford, Jr.

Thomas J. Tierney

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our named executive officers for the fiscal years ended December 31, 2010, 2009, and 2008. We do not have individual long-term employment arrangements with any of our named executive officers. In setting the individual components of compensation for each of our named executive officers, the Compensation Committee reviews not only the individual elements of compensation, but also total compensation, including the value of equity compensation.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
John J. Donahoe	2010	$920,673	$736,538	(6)	$5,586,045	$3,735,000	$1,158,575	$0	$245,655	$12,382,486
President and Chief Executive Officer(7)	2009	934,615	438,101	(6)	4,450,388	2,483,682	1,653,568	0	172,394	10,132,748
	2008	879,808	500,000	(6)	13,344,580	9,026,068	0	0	279,108	24,029,564

Robert H. Swan	2010	768,606	584,303	(8)	2,447,700	1,867,500	604,508	0	82,080	6,354,697
Senior Vice President, Finance and Chief Financial Officer	2009	778,846	443,389	(8)	1,362,375	2,323,600	918,649	0	73,530	5,900,389
	2008	697,442	200,000	(8)	8,925,450	3,595,988	0	0	93,749	13,512,629

Scott Thompson	2010	641,538	320,769	(9)	7,652,625	1,307,250	504,570	0	9,841	10,436,593
President, PayPal(10)	2009	635,288	174,704	(9)	1,097,250	551,200	749,323	0	9,841	3,217,606
	2008	556,885	0		988,985	1,066,130	0	0	9,520	2,621,520

Lorrie M. Norrington	2010	696,892	172,885	(9)	1,522,350	1,120,500	543,895	0	705,951	4,762,473
Former President, eBay Marketplaces(11)	2009	700,962	192,764	(9)	876,750	551,200	826,784	0	35,675	3,184,135
	2008	618,173	0		4,993,250	1,636,200	0	0	10,207	7,257,830

Elizabeth L. Axelrod	2010	497,404	139,895	(9)	1,477,575	1,120,500	293,406	0	10,628	3,539,408
Senior Vice President Human Resources(12)	2009	503,654	102,305	(9)	1,119,563	386,900	386,139	0	10,592	2,509,153
	2008	480,135	0		3,581,075	699,888	0	0	10,158	4,771,256

Mark T. Carges	2010	562,404	210,901	(9)	1,059,675	747,000	331,748	0	10,736	2,922,464
Chief Technology Officer and Senior Vice President, Global Products, Marketplaces(13)	2009	571,154	117,801	(9)	1,290,188	968,715	505,257	0	10,638	3,463,753

(1)	For 2010: effective March 2, 2010, certain eligible employees of eBay, including our named executive officers, received an annual salary increase representing: (i) in the case of Mr. Donahoe, a salary of $925,000 per annum; (ii) in the case of Mr. Swan, a salary of $772,500 per annum; (iii) in the case of Mr. Thompson, a salary of $645,000 per annum; (iv) in the case of Ms. Norrington, a salary of $695,000 per annum; (v) in the case of Ms. Axelrod, a salary of $500,000 per annum; and (vi) in the case of Mr. Carges, a salary of $565,000 per annum. Total salary amounts reported are lower than these 2010 annual salary increases because lower salaries were in effect for a portion of 2010.

For 2009: effective March 3, 2009, certain eligible employees of eBay received an annual salary increase. Mr. Thompson was one of those employees and his salary was increased to $625,000 per annum. Total salary amounts reported for our other named executive officers in 2009 are higher than their annual salary in 2008 due to the inclusion of an extra pay period in 2009 and to lower salaries in effect for a portion of 2008.

For 2008: we went through significant management changes. In connection with Mr. Donahoe becoming CEO effective March 31, 2008, his salary was increased to $900,000 per annum. In connection with Ms. Norrington becoming President, eBay Marketplaces and Mr. Swan taking on additional responsibilities effective July 16, 2008, Ms. Norrington’s salary was increased to $675,000 per annum and Mr. Swan’s salary was increased to $750,000 per annum. In connection with Mr. Thompson becoming President, PayPal effective January 23, 2008, his salary was increased to $560,000 per annum. Total salary amounts reported are lower than these 2008 annual salary increases because lower salaries were in effect for a portion of 2008.

(2)	Reflects the aggregate grant date fair value of stock awards, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (formerly Statement of Financial Accounting Standards No. 123R), granted in 2010, 2009, and 2008, respectively. We calculated the estimated fair value of stock awards (other than performance-based restricted stock units) using the fair value of our common stock on the date of the grant.

For 2010: represents the estimated fair value of performance-based restricted stock units for (a) the second 12 months of the 2009-2010 performance period and (b) the first 12 months of the 2010-2011 performance period, in each case based on the probable outcome of the performance conditions for fiscal 2010 on the date that each award was communicated to each of our named executive officers and the fair value of our common stock on that date. Assuming the highest level of performance is achieved under the applicable performance criteria for fiscal 2010, the maximum possible value of the performance-based restricted stock unit awards allocated to our named executive officers for (a) the second 12 months of the 2009-2010 performance period and (b) the first 12 months of the 2010-2011 performance period, using the fair value of our common stock on the date that the target amounts for such awards were communicated to each of our named executive officers, is: (a) in the case of Mr. Donahoe; $6,242,542; (b) in the case of Mr. Swan, $2,292,480; (c) in the case of Mr. Thompson, $1,683,540; (d) in the case of Ms. Norrington, $1,504,440; (e) in the case of Ms. Axelrod, $1,396,980; and (f) in the case of Mr. Carges, $1,110,420.

In connection with Ms. Norrington’s resignation as President, eBay Marketplaces, we entered into a Separation Agreement with Ms. Norrington on September 20, 2010, which we refer to as the Separation Agreement. Pursuant to the terms of the Separation Agreement, the performance conditions of Ms. Norrington’s performance-based restricted stock unit awards earned in the 2009-2010 performance period were revised such that the highest level of performance that can be achieved and earned by Ms. Norrington during the 2009-2010 performance period is actual performance for the 2009 period and target performance for the 2010 period. See the discussion under the section entitled “Compensation Discussion and Analysis—Employment Agreements, Change-in-Control Arrangements, and Severance Arrangements with Executive Officers” above for further details on the Separation Agreement.

For 2009: represents the estimated fair value of performance-based restricted stock units based on the probable outcome of the performance conditions on the date that each award was communicated to each of our named executive officers for the first 12 months of the 2009-2010 performance period and the fair value of our common stock on that date. Assuming the highest level of performance is achieved under the applicable performance criteria for fiscal 2009, the maximum possible value of the performance-based restricted stock unit awards allocated to our named executive officers for the first 12 months of the 2009-2010 performance period, using the fair value of our common stock on the date that the target amounts for such awards were communicated to each of our named executive officers, is: (a) in the case of Mr. Donahoe; $1,169,837; (b) in the case of Mr. Swan, $220,500; (c) in the case of Mr. Thompson, $189,000; (d) in the case of Ms. Norrington, $189,000; (e) in the case of Ms. Axelrod, $141,750; and (f) in the case of Mr. Carges, $173,250.

For 2008: represents the estimated fair value of performance-based restricted stock units based on the probable outcome of the performance conditions on the date that each award was communicated to each of our named executive officers for the 2008-2009 performance period, and the fair value of our common stock on that date. Assuming the highest level of performance is achieved under the applicable performance criteria, the maximum possible value of the performance-based restricted stock unit awards allocated to our named executive officers for the 2008-2009 performance period, using the fair value of our common stock on the date that the target amounts for such awards were communicated to each of our named executive officers, is: (a) in the case of Mr. Donahoe; $5,579,488; (b) in the case of Mr. Swan, $1,051,680; (c) in the case of Mr. Thompson, $1,096,752; (d) in the case of Ms. Norrington, $1,502,400; and (e) in the case of Ms. Axelrod, $676,080. See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Equity Incentive Awards” above for further details on performance-based restricted stock units.

(3)	Reflects the aggregate grant date fair value of option awards, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (formerly Statement of Financial Accounting Standards No. 123R), for option awards granted in 2010, 2009, and 2008, respectively.

We calculated the estimated fair value of each option award on the date of grant using a modified Black-Scholes option pricing model. The weighted-averages of the assumptions used during 2010 were: risk-free interest rate of 1.81%; expected life of 4.23 years; no dividend yield; and expected volatility of 35.56%. The weighted-averages of the assumptions used during 2009 were: risk-free interest rate of 1.7%; expected life of 3.8 years; no dividend yield; and expected volatility of 47%. The weighted-averages of the assumptions used during 2008 were: risk-free interest rate of 2.3%; expected life of 3.8 years; no dividend yield; and expected volatility of 34%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

(4)	For 2010: represents amounts paid pursuant to the eIP in 2011 for services rendered in 2010 in respect of the portion of the annual award based on the company’s performance.

For 2009: represents amounts paid pursuant to the eIP in 2010 for services rendered in 2009 in respect of the portion of the annual award based on the company’s performance.

For 2008: no amounts were paid to our named executive officers under the eIP.

See the discussion under the section entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” above for further details.

(5)	Includes the amounts outlined in the table below. Also includes: (a) the cost of certain information technology support services provided for computer equipment located at the residences of our named executive officers; (b) matching contributions by eBay to a 401(k) savings plan (subject to a maximum of $9,800 per employee for each of 2010 and 2009 and $9,200 per employee for 2008, in each case including our named executive officers); (c) premiums paid for group life insurance and accidental death and dismemberment coverage for the benefit of the named executive officer; and (d) with respect to Ms. Norrington, includes a lump sum severance payment in the amount of $695,000 paid to Ms. Norrington in accordance with the terms of the Separation Agreement. Perquisites are valued at the incremental cost of providing such perquisites.

“Personal Airplane Usage” consists of the incremental cost to eBay of personal usage of its corporate airplane (which includes use of the corporate airplane by executives who serve on the board of another entity to attend such board meetings) and is calculated based on a methodology that includes the weighted average cost of fuel, maintenance expenses, parts and supplies, landing fees, ground services, catering, and crew expenses associated with such use, including those associated with “deadhead” flights related to such use. Because the corporate airplane is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage. Fixed costs include pilot salaries, the purchase or lease costs of the airplane, and the cost of maintenance not related to such personal travel. Executives, their families, and invited guests occasionally fly on the corporate airplane as additional passengers on business flights. In those cases, the aggregate incremental cost to eBay is a de minimis amount, and as a result, no amount is reflected in the table. Executives, directors, and their families also occasionally fly on the corporate airplane as additional passengers on personal flights that are attributed to another executive, in which case the entire incremental cost is allocated to the executive who arranged for the personal flight. We do not grant bonuses to cover, reimburse or otherwise “gross-up” any income tax owed for personal travel on the corporate airplane.

“Security Assistance” consists of costs and expenses related to home security systems.

Name	Year	Personal Airplane Usage (other than Outside Board Meetings)	Personal Airplane Usage (Outside Board Meetings)	Security Assistance
John J. Donahoe	2010	$220,196	$13,632	—
	2009	121,528	38,938	—
	2008	203,591	69,856	—

Robert H. Swan	2010	71,000	—	—
	2009	62,506	—	—
	2008	83,643	—	—

Scott Thompson	2010	—	—	—
	2009	—	—	—
	2008	—	—	—

Lorrie M. Norrington	2010	—	—	—
	2009	—	—	$24,773
	2008	—	—	—

Elizabeth L. Axelrod	2010	—	—	—
	2009	—	—	—
	2008	—	—	—

Mark T. Carges	2010	—	—	—
	2009	—	—	—

(6)	For 2010: represents amounts paid pursuant to the eIP in 2011 for services rendered in 2010 in respect of the portion of the annual award based on individual performance.

For 2009: represents amounts paid pursuant to the eIP in 2010 for services rendered in 2009 in respect of the portion of the annual award based on individual performance.

For 2008: represents $500,000 paid under Mr. Donahoe’s special retention plan, representing the final installment under such plan. No bonus was paid to any named executive officer under the eIP for 2008.

See the discussion under the sections entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” and “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — Special Retention Bonus Plans” above for further details.

(7)	Mr. Donahoe served eBay as President, eBay Marketplaces from the beginning of the periods covered by this table until January 23, 2008, served as CEO-designate from January 23, 2008 until March 31, 2008, and became President and CEO of eBay on March 31, 2008.

(8)	For 2010: represents (a) amounts paid pursuant to the eIP in 2011 for services rendered in 2010 in respect of the portion of the annual award based on individual performance and (b) $200,000 paid under Mr. Swan’s special retention plan, representing the final installment under such plan.

For 2009: represents (a) amounts paid pursuant to the eIP in 2010 for services rendered in 2009 in respect of the portion of the annual award based on individual performance and (b) $200,000 paid under Mr. Swan’s special retention plan.

For 2008: represents $200,000 paid under Mr. Swan’s special retention plan. No bonus was paid to any named executive officer under the eIP for 2008.

See the discussion under the sections entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” and “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — Special Retention Bonus Plans” above for further details.

(9)	For 2010: represents amounts paid pursuant to the eIP in 2011 for services rendered in 2010 in respect of the portion of the annual award based on individual performance.

For 2009: represents amounts paid pursuant to the eIP in 2010 for services rendered in 2009 in respect of the portion of the annual award based on individual performance.

For 2008: no bonus was paid to any named executive officer under the eIP for 2008.

See the discussion under the sections entitled “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Short-term Cash Incentive Awards — eBay Incentive Plan (eIP)” above for further details.

(10)	Mr. Thompson served eBay as Chief Technology Officer, PayPal from the beginning of 2008 until January 23, 2008, and became President, PayPal on January 23, 2008.

(11)	Ms. Norrington served as President, eBay Marketplaces from July 16, 2008 through September 20, 2010, and provided transition assistance to the Marketplaces leadership team as a full-time employee of eBay from September 20, 2010 until March 3, 2011. Ms. Norrington previously served as President, eBay Marketplaces Operations from the beginning of 2008 until July 16, 2008.

(12)	Even though Ms. Axelrod was not a named executive officer in 2009, in accordance with SEC rules, Ms. Axelrod’s compensation information for 2009 has been disclosed based on the fact that she was a named executive officer for 2008 and 2010.

(13)	Because Mr. Carges was not a named executive officer for 2008, in accordance with SEC rules, only information for 2010 and 2009 is being disclosed.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth for the fiscal year ended December 31, 2010, certain information regarding grants of plan-based awards to each of our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Donahoe	3/1/2010	—	—	—	—	—	—	—	500,000	$23.88	$3,735,000
	3/1/2010	—	—	—	—	—	—	125,000	—	23.88	2,985,000
eIP	N/A	$552,404	$1,104,808	$2,209,615	—	—	—	—	—	—	—
PBRSUs (second 12 months of 2009-2010 performance period)	3/1/2010	—	—	—	23,211	46,422	111,413	—	—	—	1,108,545
PBRSUs (first 12 months of 2010-2011 performance period)					31,250	62,500	150,000				1,492,500

Robert H. Swan	3/1/2010	—	—	—	—	—	—	—	250,000	23.88	1,867,500
	3/1/2010	—	—	—	—	—	—	62,500	—	23.88	1,492,500
eIP	N/A	288,227	576,454	1,152,909	—	—	—	—	—	—	—
PBRSUs (second 12 months of 2009-2010 performance period)	3/1/2010	—	—	—	4,375	8,750	21,000	—	—	—	208,950
PBRSUs (first 12 months of 2010-2011 performance period)					15,625	31,250	75,000				746,250

Scott Thompson	3/1/2010	—	—	—	—	—	—	—	175,000	23.88	1,307,250
	3/1/2010	—	—	—	—	—	—	43,750	—	23.88	1,044,750
	10/8/2010	—	—	—	—	—	—	240,000	—	24.61	5,906,400
eIP	N/A	240,577	481,154	962,308	—	—	—	—	—	—	—
PBRSUs (second 12 months of 2009-2010 performance period)	3/1/2010	—	—	—	3,750	7,500	18,000	—	—	—	179,100
PBRSUs (first 12 months of 2010-2011 performance period)	3/1/2010	—	—	—	10,938	21,875	52,500	—	—	—	522,375

Lorrie M. Norrington	3/1/2010	—	—	—	—	—	—	—	150,000	23.88	1,120,500
	3/1/2010	—	—	—	—	—	—	37,500	—	23.88	895,500
eIP	N/A	259,327	518,654	1,037,307	—	—	—	—	—	—	—
PBRSUs (second 12 months of 2009-2010-performance period)(4)	3/1/2010	—	—	—	3,750	7,500	18,000	—	—	—	179,100
PBRSUs (first 12 months of 2010-2011 performance period)(4)	3/1/2010	—	—	—	9,375	18,750	45,000	—	—	—	447,750

Elizabeth L. Axelrod	3/1/2010	—	—	—	—	—	—	—	150,000	23.88	1,120,500
	3/1/2010	—	—	—	—	—	—	37,500	—	23.88	895,500
eIP	N/A	139,895	279,790	559,579	—	—	—	—	—	—	—
PBRSUs (second 12 months of 2009-2010 performance period)	3/1/2010	—	—	—	2,813	5,625	13,500	—	—	—	134,325
PBRSUs (first 12 months of 2010-2011 performance period)	3/1/2010	—	—	—	9,375	18,750	45,000	—	—	—	447,750

Mark T. Carges	3/1/2010	—	—	—	—	—	—	—	100,000	23.88	747,000
	3/1/2010	—	—	—	—	—	—	25,000	—	23.88	597,000
eIP	N/A	158,176	316,352	632,704	—	—	—	—	—	—	—
PBRSUs (second 12 months of 2009-2010 performance period)	3/1/2010	—	—	—	3,438	6,875	16,500	—	—	—	164,175
PBRSUs (first 12 months of 2010-2011 performance period)	3/1/2010	—	—	—	6,250	12,500	30,000	—	—	—	298,500

(1)	The amounts shown reflect estimated payouts for the fiscal year ended December 31, 2010 under the eIP for the portion of the award payable based on the company’s performance. The amounts shown in the column entitled “Threshold” reflect the minimum payment levels if the minimum revenue, net income, net promoter score improvement and employee engagement improvement thresholds have been met, which are 50% of the amounts shown under the column entitled “Target,” and the amounts shown in the column entitled “Maximum” are 200% of the amounts shown under the column entitled “Target.” Actual payouts to our named executive officers under the eIP for the fiscal year ended December 31, 2010 based on the company’s performance are reflected in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(2)	The amounts shown reflect estimated payouts of performance-based restricted stock units (“PBRSUs”) for (a) the second 12 months of the 2009-2010 performance period and (b) the first 12 months of the 2010-2011 performance period. For each performance period: (a) the amounts shown in the column entitled “Threshold” reflect the awards if both the minimum revenue and operating margin thresholds have been met (and reflect the lowest return on invested capital modifier), which are 50% of the amounts shown under the column entitled “Target;” and (b) the amounts shown in the column entitled “Maximum” reflect the awards if the maximum revenue and operating margin amounts are met (and reflect the maximum return on invested capital modifier) and are 240% of the amounts shown under the column entitled “Target.”

(3)	Reflects the aggregate grant date fair value of the awards, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (formerly Statement of Financial Accounting Standards No. 123R). We calculated the estimated fair value of each stock award using the fair value of our common stock on the date of the grant. The estimated fair value of performance-based restricted stock units is based on the probable outcome of the performance conditions on the date that each award was communicated to each of our named executive officers for the 2010 performance period and the fair value of our common stock on that date. We calculated the estimated fair value of each option award on the date of grant using a modified Black-Scholes option pricing model. The weighted-averages of the assumptions used during 2010 were: risk-free interest rate of 1.81%; expected life of 4.23 years; no dividend yield; and expected volatility of 35.56%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

(4)	The amounts shown reflect estimated payouts (as described in footnote 2 above) on the date of the grant. Pursuant to the terms of the Separation Agreement, the company agreed to vest the remaining one-half of Ms. Norrington’s performance-based restricted stock units earned in the 2009-2010 performance period based on actual 2009 performance and target 2010 performance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding outstanding equity awards for each of our named executive officers as of December 31, 2010.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John J. Donahoe	250,000	0		0	$39.90	3/1/2013
	60,000	40,000	(2)	0	39.90	3/1/2013
	244,125	16,275	(3)	0	31.93	3/1/2014
	1,000,000	0		0	35.50	3/25/2015
	202,719	183,055	(4)	0	25.85	3/3/2015
	177,987	80,904	(5)	0	25.85	3/3/2015
	177,987	80,904	(6)	0	24.93	9/1/2015
	256,276	329,498	(7)	0	10.50	3/2/2016
	93,750	406,250	(8)	0	23.88	3/1/2017
							105,000	(9)	$2,922,150
							194,390	(10)	5,409,874
							283,068	(11)	7,877,782
							125,000	(12)	3,478,750
										261,413	3,031,299	(13)

Robert H. Swan	187,500	0		0	39.00	3/31/2013
	187,500	0		0	28.36	9/29/2013
	191,812	12,788	(3)	0	31.93	3/1/2014
	117,734	53,516	(4)	0	25.85	3/3/2015
	145,833	104,167	(14)	0	26.36	8/8/2015
	145,833	104,167	(15)	0	13.19	2/13/2016
	74,922	96,328	(7)	0	10.50	3/2/2016
	46,875	203,125	(8)	0	23.88	3/1/2017
							66,666	(16)	1,855,315
							43,333	(17)	1,205,957
							90,750	(11)	2,525,573
							62,500	(12)	1,739,375
										96,000	1,113,200	(13)

Scott Thompson	150,000	0		0	39.90	3/1/2013
	135,000	0		0	28.15	9/1/2013
	50,000	0		0	28.15	9/1/2013
	130,781	8,719	(3)	0	31.93	3/1/2014
	550,000	0		0	41.04	2/11/2015
	73,906	33,594	(4)	0	25.85	3/3/2015
	22,968	8,532	(18)	0	25.85	3/3/2015
	56,875	73,125	(7)	0	10.50	3/2/2016
	32,812	142,188	(8)	0	23.88	3/1/2017
							10,000	(2)	278,300
							50,000	(19)	1,391,500
							8,333	(16)	231,907
							72,750	(11)	2,024,633
							43,750	(12)	1,217,563
							240,000	(20)	6,679,200
										70,500	817,506	(13)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Lorrie M. Norrington	52,312	3,488	(3)	0	31.93	3/1/2014
	2,709	40,625	(4)	0	25.85	3/3/2015
	311,459	0		0	33.65	3/31/2015
	5,942	0		0	33.65	3/31/2015
	1,458	27,709	(21)	0	26.36	8/8/2015
	150,000	0		0	38.62	9/9/2015
	2,709	73,125	(7)	0	10.50	3/2/2016
	3,125	121,875	(8)	0	23.88	3/1/2017
							58,333	(16)	1,623,407
							57,000	(11)	1,586,310
							37,500	(12)	1,043,625
										63,000	730,538	(13)

Elizabeth L. Axelrod	120,000	0		0	39.90	3/1/2013
	139,500	9,300	(3)	0	31.93	3/1/2014
	62,734	28,516	(4)	0	25.85	3/3/2015
	700,000	0		0	35.16	4/8/2015
	39,922	51,328	(7)	0	10.50	3/2/2016
	28,125	121,875	(8)	0	23.88	3/1/2017
							35,000	(9)	974,050
							46,666	(16)	1,298,715
							75,750	(11)	2,108,123
							37,500	(12)	1,043,625
										58,500	678,356	(13)

Mark T. Carges	47,531	36,969	(22)	0	16.73	10/10/2015
	47,531	36,969	(23)	0	15.02	4/10/2016
	47,031	60,469	(7)	0	10.50	3/2/2016
	18,750	81,250	(8)	0	23.88	3/1/2017
							37,500	(24)	1,043,625
							87,000	(11)	2,421,210
							25,000	(12)	695,750
										46,500	539,206	(13)

(1)	Market value calculated based on the closing price of $27.83 of our common stock on December 31, 2010.

(2)	Focal grant. Becomes fully vested after five years, with 30% of the grant vesting on March 1, 2009, 30% of the grant vesting on March 1, 2010, and the remaining 40% of the grant vesting on March 1, 2011.

(3)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2007, and 1/48th of the grant vests monthly thereafter.

(4)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2008, and 1/48th of the grant vests monthly thereafter.

(5)	First tranche of promotional grant. Becomes fully vested on March 31, 2012; 1/8th of the grant vested on September 30, 2008, and 1/48th of the grant vests monthly thereafter.

(6)	Second tranche of promotional grant. Becomes fully vested on March 31, 2012; 1/8th of the grant vested on September 30, 2008, and 1/48th of the grant vests monthly thereafter.

(7)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2009, and 1/48th of the grant vests monthly thereafter.

(8)	Focal grant. Becomes fully vested after four years; 1/8th of the grant vested on September 1, 2010, and 1/48th of the grant vests monthly thereafter.

(9)	Focal grant. Becomes fully vested after five years, with 30% of the grant vesting on March 1, 2010, 30% of the grant vesting on March 1, 2011, and the remaining 40% of the grant vesting on March 1, 2012.

(10)	Promotional grant. Becomes fully vested after four years, with 25% of the grant vesting on each of March 1, 2009, March 1, 2010, March 1, 2011, and March 1, 2012.

(11)	Focal grant. Becomes fully vested after four years, with 25% of the grant vesting on each of March 1, 2010, March 1, 2011, March 1, 2012 and March 1, 2013.

(12)	Focal grant. Becomes fully vested after four years, with 25% of the grant vesting on each of March 1, 2011, March 1, 2012, March 1, 2013 and March 1, 2014.

(13)	Allocation of PBRSUs. Represents the estimated future award of performance-based restricted stock units at the maximum level (240% of target) under (a) the second 12 months of the 2009-2010 performance period and (b) the first 12 months of the 2010-2011 performance period, assuming eBay meets the maximum threshold for non-GAAP operating margin and revenue growth. On February 7, 2011, the Compensation Committee determined that performance-based restricted stock units for (a) the second 12 months of the 2009-2010 performance period and (b) the first 12 months of the 2010-2011 performance period would be granted at 105% of the target award. Pursuant to the terms of the Separation Agreement with Ms. Norrington, the performance conditions of Ms. Norrington’s performance-based restricted stock unit awards earned in the 2009-2010 performance period were revised such that the highest level of performance that can be achieved and earned by Ms. Norrington during the 2009-2010 performance period is actual performance for the 2009 period and target performance for the 2010 period. See “Compensation Discussion and Analysis — Elements of Compensation/Executive Compensation Practices — Equity Incentive Awards — Performance-Based Restricted Stock Units” above for a more detailed discussion of these target awards and related performance measures.

(14)	First tranche of a promotional grant. Becomes fully vested after four years; 1/8th of the grant vested on February 8, 2009, and 1/48th of the grant vests monthly thereafter.

(15)	Second tranche of a promotional grant. Becomes fully vested after four years; 1/8th of the grant vested on February 8, 2009, and 1/48th of the grant vests monthly thereafter.

(16)	Special retention grant. Becomes fully vested after three years, with 1/3rd of the grant vesting on March 1, 2009, March 1, 2010, and March 1, 2011.

(17)	Special retention grant. Becomes fully vested after three years, 1/3rd of the grant vesting on August 8, 2009, August 8, 2010, and August 8, 2011.

(18)	Promotional grant. Becomes fully vested on January 23, 2012; 1/8th of the grant vested on July 23, 2008, and 1/48th of the grant vests monthly thereafter.

(19)	Promotional grant. Becomes fully vested after four years, with 25% of the grant vesting on each of July 13, 2008, July 13, 2009, July 13, 2010, and July 13, 2011.

(20)	Special retention grant. Becomes fully vested on March 1, 2014, with 25% of the grant vesting on each of March 1, 2011, March 1, 2012, March 1, 2013 and March 1, 2014.

(21)	Promotional grant. Becomes fully vested on July 16, 2012; 1/8th of the grant vested on January 16, 2009, and 1/48th of the grant vests monthly thereafter.

(22)

First tranche of a sizeable new hire grant (as defined on page 46). Becomes fully vested after four years; 25% of the grant vested on September 2, 2009 (the first anniversary of the commencement of Mr. Carges’ employment), and 1/48th of the grant vests monthly thereafter.

(23)

Second tranche of a sizeable new hire grant. Becomes fully vested after four years; 25% of the grant vested on September 2, 2009 (the first anniversary of the commencement of Mr. Carges’ employment), and 1/48th of the grant vests monthly thereafter.

(24)	New hire grant. Becomes fully vested after four years, with 25% of the grant vesting on each of October 10, 2009, October 10, 2010, October 10, 2011 and October 10, 2012.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and the vesting of stock awards during 2010 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John J. Donahoe(3)	200,000	$1,010,180	269,680	$6,439,958
Robert H. Swan	—	—	155,207	3,637,419
Scott Thompson	—	—	92,016	2,053,842
Lorrie M. Norrington(4)	352,665	1,869,657	128,089	2,910,265
Elizabeth L. Axelrod	—	—	89,117	2,128,114
Mark T. Carges	—	—	47,750	1,153,958

(1)	Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

(2)	Value realized on vesting is based on the fair market value of our common stock on the vesting date and does not necessarily reflect proceeds actually received by the named executive officer.

(3)	Includes shares sold pursuant to a 10b5-1 plan adopted in February 2010 that expired in December 2010. Pursuant to a 10b5-1 plan adopted in February 2011, approximately 237,750 shares may be sold between April 2011 and December 2011.

(4)	Includes shares sold pursuant to a 10b5-1 plan adopted in November 2009 that expired in November 2010.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information concerning contributions, earnings, and withdrawals/distributions during 2010 under the company’s nonqualified deferred compensation plans for each of our named executive officers:

Name	Executive Contributions in Last FY($)		Registrant’s Contributions in Last FY($)	Aggregate Earnings in Last FY($)(1)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)
John J. Donahoe(2)	0		0	0	0	0
Robert H. Swan	$1,203,392	(3)	0	$161,025	0	$1,364,416
Scott Thompson	0		0	0	0	0
Lorrie M. Norrington	0		0	0	0	0
Elizabeth L. Axelrod	0		0	0	0	0
Mark T. Carges	0		0	0	0	0

(1)	None of the earnings in this column are included in the Summary Compensation Table because they are not preferential or above market.

(2)	Mr. Donahoe elected to defer a portion of the bonus he earned in 2010 under the plan, but did not make contributions to the plan during the 2010 calendar year because his bonus for 2010 was not paid until 2011.

(3)	Executive contributions during 2010 consisted of contributions by Mr. Swan of a portion of his bonus under the eIP paid in 2010 (relating to 2009 performance) and a portion of his salary paid during 2010. Mr. Swan also elected to defer a portion of the bonus he earned in 2010 under the plan, but that amount was not contributed to the plan until the bonus was paid in 2011.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table sets forth our payment obligations pursuant to the compensation arrangements for each of our named executive officers, under the circumstances described below, assuming that their employment was terminated or a change in control occurred on December 31, 2010.

Name	Voluntary Termination	Involuntary Termination other than for Cause		Termination for Cause	Change in Control(1)
John J. Donahoe	0	$3,607,500	(2)	0	0
Robert H. Swan	0	$2,317,500	(2)	0	0
Scott Thompson	0	0		0	0
Elizabeth L. Axelrod	0	0		0	0
Mark T. Carges	0	0		0	0

(1)	The table assumes that in a change of control transaction, the acquiring entity would assume or continue outstanding equity awards. If the acquiring entity does not assume or continue outstanding equity awards and such awards are accelerated, the aggregate value to each of the named executive officers that were executive officers of the company as of December 31, 2010, calculated based on the closing price of our common stock on December 31, 2010, would be as follows: Mr. Donahoe: $33,842,240; Mr. Swan: $15,648,057; Mr. Thompson: $15,042,472; Ms. Axelrod: $7,779,050; and Mr. Carges: $8,438,955.

(2)	Represents one and one-half years’ target cash compensation. Target cash compensation consists of (a) annual base salary, plus (b) target annual incentive bonus, in each case, as in effect on the date of termination of employment.

On September 20, 2010, Ms. Norrington entered into a Separation Agreement with the company. Pursuant to the Separation Agreement, on March 3, 2011, Ms. Norrington’s last day of employment, she received a severance payment in the amount of $695,000 and payment of COBRA premiums for the 18-month period following her separation. In addition, Ms. Norrington was eligible for 12 months of accelerated vesting, which consisted of the vesting of 28,375 restricted stock units, 120,000 stock options and the remaining one-half of her performance-based restricted stock units earned in the 2009-2010 performance period based on actual 2009 performance and target 2010 performance.

COMPENSATION OF DIRECTORS

Board compensation is determined by the Compensation Committee. Prior to 2003, Board compensation was 100% equity based. After a review in December 2002, Board compensation was substantially revised by the Board, with equity compensation reduced and cash compensation added for retainers and board meeting fees. Board compensation has subsequently been reviewed annually by the Compensation Committee. In July 2007, the Compensation Committee increased fees payable for committee meetings and to our lead director and committee chairs and changed the annual equity component of Board compensation. In September 2010, the Compensation Committee further revised our director compensation effective January 1, 2011, and eliminated board and committee meeting fees, added retainer fees for the members of our principal committees, and changed the annual equity component of Board compensation, as further described below.

New directors who are not employees of eBay, or any parent, subsidiary, or affiliate of eBay, receive deferred stock units, or DSUs, with an initial value of $150,000. DSUs represent an unfunded, unsecured right to receive shares of eBay common stock (or the equivalent value thereof in cash or property) on a future date, and the value of DSUs varies directly with the price of eBay’s common stock. Each DSU award granted to a non-employee director upon election to the Board vests as to 25% of the DSUs on the first anniversary of the date of grant and as to 1/48th of the DSUs each month thereafter, provided the director continues as a director or consultant of eBay. DSUs are payable in stock or cash (at our election) following the termination of a non-employee director’s tenure in such capacity.

Beginning in 2003 and prior to the 2011 changes to the equity component of our non-employee director compensation, each non-employee director was granted an option to purchase 15,000 shares of our common stock at the time of each annual meeting of stockholders if he or she had served continuously as a member of the Board since the date elected or appointed to the Board. The exercise price of such option was 100% of the fair market value of the common stock on the date of grant. Beginning with the 2008 Annual Meeting of Stockholders, the number of options granted changed to equal the net present value of $110,000 (rounded to the nearest whole share), calculated using the Black-Scholes valuation methodology on the date of the grant, and each director also received $110,000 (rounded to the nearest whole share) of DSUs. Beginning with the 2011 Annual Meeting of Stockholders, the option grants will be discontinued, and each director will receive $220,000 (rounded to the nearest share) of DSUs at the time of each annual meeting. All options granted to non-employee directors vest as to 25% of the shares on the first anniversary of the date of grant and as to 1/48th of the shares each month thereafter, provided the optionee continues as a director or consultant of eBay through such date. In the event of a change of control of eBay, options and DSUs granted to our non-employee directors will accelerate and become fully vested.

Except for Mr. Omidyar, eBay’s founder and Chairman of the Board, non-employee directors are paid a retainer of $50,000 per year, the chairman of the Audit Committee receives an additional $15,000 per year, the Lead Independent Director receives an additional $25,000 per year, and all other committee chairs receive an additional $10,000 per year. Directors may elect to receive, in lieu of these fees and at the time these fees would otherwise be payable (i.e., on a quarterly basis in arrears for services provided), fully-vested DSUs with an initial value equal to the amount of these fees. DSUs are payable in stock or cash (at eBay’s election) following the termination of a non-employee director’s tenure in such capacity. During 2010, except for Mr. Omidyar, each non-employee director also received meeting fees of $2,000 for each Board meeting, $1,500 for each committee meeting attended, and $2,000 for each off-site meeting attended. Beginning in January 2011, meeting fees for each Board and committee meeting were discontinued, and each non-employee director who serves as a member of (i) the Audit Committee will receive an annual retainer of $18,000, (ii) the Compensation Committee will receives an annual retainer of $12,000, and (iii) the Corporate Governance and Nominating Committee will receive an annual retainer of $6,000.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Fred D. Anderson	$90,000	$109,977	$109,849			$309,826
Marc L. Andreessen	60,000	159,911	109,849			329,760
Edward W. Barnholt	103,500	109,977	109,849			323,326
Philippe Bourguignon(4)	21,000	—	—			21,000
Scott D. Cook	64,500	159,911	109,849			334,260
William C. Ford, Jr.	68,500	159,911	109,849			338,260
Dawn G. Lepore	79,500	109,977	109,849			299,326
David M. Moffett	75,000	109,977	109,849			294,826
Pierre M. Omidyar	—	—	—	$17,020	(5)	17,020
Richard T. Schlosberg, III	81,000	109,977	109,849			300,826
Thomas J. Tierney	88,000	109,977	109,849			307,826

(1)	Includes fees with respect to which directors elected to receive DSUs in lieu of cash payments. The following directors received DSUs in the amounts set forth below in lieu of the fees set forth below:

Name	Fees Foregone	DSUs Received
Mark L. Andreessen	$50,000	1,942
Scott D. Cook	50,000	1,942
William C. Ford, Jr.	50,000	1,942

(2)	Amounts shown reflect the aggregate grant date fair value of DSU awards granted in 2010. Each non-employee director (other than Mr. Omidyar) was granted DSUs with a value of $110,000 on April 29, 2010. For Messrs. Andreessen, Cook and Ford, amounts shown also include DSUs granted in 2010 (on a quarterly basis in arrears) in lieu of a portion of fees earned in 2009 and 2010. As of December 31, 2010, the following non-employee directors held the following aggregate number of DSUs, which includes DSUs granted in lieu of fees: Mr. Anderson, 20,430; Mr. Andreessen, 22,965; Mr. Barnholt, 28,481; Mr. Cook, 27,267; Mr. Ford, 29,143; Ms. Lepore, 14,986; Mr. Moffett, 22,123; Mr. Schlosberg, 19,312; and Mr. Tierney, 28,812. DSUs are not included in the Security Ownership of Certain Beneficial Owners and Management Table above. As of December 31, 2010, Mr. Omidyar did not hold any DSUs.

(3)	Each non-employee director (other than Mr. Omidyar) was granted an option to purchase 14,492 shares on April 29, 2010. The estimated fair value of each of these options as of the grant date was calculated using a modified Black-Scholes option pricing model. The weighted-averages of the assumptions used during 2010 were: risk-free interest rate of 1.81%; expected life of 4.23 years; no dividend yield; and expected volatility of 35.56%. Our computation of expected volatility was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. As of December 31, 2010, the following non-employee directors held options to purchase the following numbers of shares: Mr. Anderson, 116,128; Mr. Andreessen, 31,008; Mr. Barnholt, 86,128; Mr. Cook, 296,128; Mr. Ford, 71,128; Ms. Lepore, 216,128; Mr. Moffett, 41,128; Mr. Schlosberg, 116,128; and Mr. Tierney, 166,128. Options exercisable within 60 days of March 17, 2011 are included in the Security Ownership of Certain Beneficial Owners and Management Table above. As of December 31, 2010, Mr. Omidyar did not hold any options.

(4)	Mr. Bourguignon’s term as a director of eBay expired upon the conclusion of our 2010 Annual Meeting held on April 29, 2010.

(5)	Consists of the premiums paid for health insurance coverage for the benefit of Mr. Omidyar.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about shares of our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2010, including our 1998 Employee Stock Purchase Plan, 2001 Equity Incentive Plan, 2003 Deferred Stock Unit Plan, and 2008 Equity Incentive Award Plan, as well as shares of our common stock that may be issued upon the exercise of outstanding options under our 1998 Equity Incentive Plan and 1998 Directors Stock Option Plan (which plans terminated in 2008), and our 1999 Global Equity Incentive Plan (which terminated in 2009). No warrants are outstanding under any of the foregoing plans. We refer to these plans and grants collectively as our Equity Compensation Plans.

As of March 17, 2011, there were 1,297,568,498 shares of eBay’s common stock outstanding. As of March 17, 2011, there were (1) 45,541,106 shares to be issued upon the exercise of outstanding options under our Equity Compensation Plans at a weighted average exercise price of $26.2226, and with a weighted average remaining life of 4.35 years, and (2) 39,002,615 shares of restricted stock, restricted stock units, and deferred stock units granted and outstanding under our Equity Compensation Plans. As of March 17, 2011, there were 62,485,259 shares available for future grants under our Equity Compensation Plans (including 6,498,144 shares available for grant under our 2001 Equity Incentive Plan, which expired on March 21, 2011).

The following table gives information about our Equity Compensation Plans as of December 31, 2010:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders	77,915,310	(1)	$25.33	(2)	79,369,300	(3)
Equity compensation plans not approved by security holders	4,337,535	(4)	$8.47		—
Total	82,252,845		$23.67		79,369,300

(1)	Includes 203,819 shares of our common stock issuable pursuant to DSUs, under our 2003 Deferred Stock Unit Plan and our 2008 Equity Incentive Award Plan, and 38,142,018 shares of our common stock issuable pursuant to restricted stock units under our 1998 Equity Incentive Plan, 1999 Global Equity Incentive Plan, 2003 Deferred Stock Unit Plan and our 2008 Equity Incentive Award Plan. DSUs and restricted stock units represent an unfunded, unsecured right to receive shares of eBay common stock (or, in the case of DSUs, the equivalent value thereof in cash or property), and the value of DSUs and restricted stock units varies directly with the price of our common stock.

(2)	Because DSUs and restricted stock units do not have an exercise price, 203,819 shares of our common stock issuable pursuant to DSUs under our 2003 Deferred Stock Unit Plan and our 2008 Equity Incentive Award Plan and 38,142,018 shares of our common stock issuable pursuant to restricted stock units under our 1998 Equity Incentive Plan, 1999 Global Equity Incentive Plan, 2003 Deferred Stock Unit Plan and 2008 Equity Incentive Award Plan are not included in the calculation of weighted average exercise price.

(3)	Includes 2,450,880 shares of our common stock reserved for future issuance under our 1998 Employee Stock Purchase Plan, or the ESPP, as of December 31, 2010. Our ESPP contains an “evergreen” provision that automatically increases, on each January 1, the number of securities reserved for issuance under the ESPP by the number of shares purchased under the ESPP in the preceding calendar year, provided that the aggregate number of shares reserved for issuance under the ESPP may not exceed 36 million shares. As of December 31, 2010, an aggregate amount of 24.5 million shares had been purchased under the ESPP since its inception. An aggregate amount of 4.75 million shares was purchased under the ESPP in 2010, and the number of securities available for future issuance under the ESPP was increased by that number on January 1, 2011, bringing the total number of shares reserved for future issuance on January 1, 2011 to 7.2 million. None of our other equity compensation plans has an “evergreen” provision.

(4)	Represents shares of our common stock to be issued upon exercise of outstanding options under equity compensation plans assumed by us in connection with acquisitions. We cannot make subsequent grants or awards of our equity securities under any of these plans. Prior to each acquisition, the stockholders of the acquired company approved the acquired company’s plan. Our stockholders, however, did not approve any of the plans in connection with the acquisitions.

OTHER MATTERS

The Board knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

Michael R. Jacobson

Secretary

March 21, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 28, 2011.

Copies of this proxy statement and of our annual report for the fiscal year ended December 31, 2010 are available by visiting our investor relations website at http://investor.ebayinc.com/annuals.cfm.

You may also obtain such copies free of charge by making an online request by visiting our investor relations website at http://investor.ebay.com/investorKit.cfm, by contacting eBay Investor Relations by mail at 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

ebay

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M32663-P08763

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eBay Inc.

The Board of Directors recommends you vote

“FOR” the following proposals:

1. Election of four directors to hold office until our 2014 Annual Meeting of Stockholders.

Nominees: For Against Abstain

1a. Fred D. Anderson

1b. Edward W. Barnholt

1c. Scott D. Cook

1d. John J. Donahoe

2. Advisory vote on compensation of our named executive officers.

The Board of Directors recommends a vote of “1 Year” on the following proposal:

1 Year 2 Years 3 Years Abstain

3. Advisory vote on the frequency of the advisory vote on compensation of our named executive officers.

The Board of Directors recommends you vote “FOR”

the following proposal:

For Against Abstain

4. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2011.

The Board of Directors recommends you vote “AGAINST” the following proposal:

5. Stockholder proposal regarding supermajority stockholder voting standards.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

If this proxy is signed and returned, it will be voted in accordance with your instructions. If you do not specify how the proxy should be voted, this proxy will be voted “FOR” all of the listed nominees, “FOR” Proposals 2 and 4, “1 Year” on Proposal 3, and “AGAINST” Proposal 5.

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M32664-P08763

eBay Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 28, 2011

The undersigned hereby appoints JOHN J. DONAHOE, ROBERT H. SWAN, AND MICHAEL R. JACOBSON, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of eBay Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of eBay Inc., a Delaware corporation, to be held on Thursday, April 28, 2011, at 8:00 a.m. Pacific time at Town Square, 2161 North First Street, San Jose, California 95131 for the purposes listed on the reverse side and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Continued and to be signed on reverse side